EXHIBIT 10.07

                                LICENSE AGREEMENT


         THIS LICENSE AGREEMENT, made and entered into this 10th day of October 1997 by and between Spalding Sports Worldwide, a division of Spalding & Evenflo Companies Inc., a corporation organized and existing under the laws of the State of Delaware, and having its principal place of business at 601 South Harbour Island, Blvd., Suite 200, Tampa, Florida 33602-3141 (hereinafter refer-red to as "Spalding") and Dynamic International Ltd., a corporation organized and existing under the laws of Nevada, and having its principal place of business at 58 Second Avenue, Brooklyn, New York 11215 (hereinafter referred to as "Company").

Section 1. 1: Articles

The term "Articles" shall mean the following items bearing or used in conjunction with the Trademark: Conventional hand held exercise products. The Spalding product line must adhere to the product principles in Exhibit A.

Section 1.2: Territory

         The term "Territory" shall mean: United States and all its possessions and all U.S. military posts worldwide.

Section 1.3: Trademark

         The term "Trademark" shall mean the trademark Spalding as represented in the attached Exhibit B: Use: of Trademark shall be only as permitted in the most current Spalding Identity Manual.

Section 1.4: Net Sales Price

         As used herein, the term "Net Sales Price" shall mean the invoice price charged for Articles sold and shipped by Company to the retail trade, less allowances, co-op advertising, freight out to customers not billed back by Company, returns, quantity discounts, trade and cash discounts, and taxes; provided, however, that in the case of Articles sold by Company to any other individual, corporation, partnership or association which in the opinion of Spalding is so closely allied to Company as to prevent arms length bargaining, the Net Sales Price shall be deemed to be the Net Sales Price charged by Company for similar articles sold in the same period to similar customers not so closely allied, If there are no such other sales, then the Net Sales Price shall be the Net Sales Price of such related customers of Company to its customers. In computing Net Sales, no direct or indirect expenses or costs incurred in manufacturing, selling, distributing, or advertising Articles shall be deducted except as noted above, nor shall any deduction be made for uncollected accounts.

Section 1.5: Effective Date



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         The term "Effective Date" of this Agreement shall be October 1, 1997.

Section 2. 1: Grant

        Spalding hereby grants to Company the exclusive right and license to utilize the Trademark solely upon and in conjunction with the sale and distribution of Articles in the Territory, subject however to the restrictions and conditions hereinafter set forth. Spalding maintains the right to separately market a unique sport specific hand held exercise product in authentic sports channels. Spalding hereby gives Company the Right of First Refusal (the "Right") in the event Spalding anticipates entering into a third party agreement for the license of such goods. Upon receipt of such third party offer or proposal, Spalding shall promptly notify Company and provide Company with a copy of any written proposal or memoranda regarding the proposed offer. To exercise the I;Light, Company must then reply within ten (10) days of its receipt of such notice and agree to compensate Spalding for the license of the goods in an amount at least equal to the terms proposed by the third party. Failure to exercise the Right within ten (10) days of receipt of the notification, shall release Spalding from any further duty to Company under this Section. Nothing contained in this Section shall result in the imposition or creation of any liability or constitute a breach hereunder in the event Spalding inadvertently fails to provide Company with such notification. Company acknowledges Spalding's exclusive rights in the Trademark and agrees that it will use the same only so long as and only in the manner authorized by this Agreement. The license granted herein does not include the right to sublicense the use of the trademark.

        Company shall be permitted to have the Articles manufactured solely for it by a third party upon the prior written approval of Spalding, provided and upon the express condition that prior to the commencement of such manufacture, said third party shall duly execute and deliver to Spalding a letter in form and content as attached hereto as Exhibit C. Company agrees that the utilization of such a manufacturer shall not in any way reduce its obligations to Spalding under this Agreement, including but not limited to the quality control and trademark notice provisions of this Agreement. Any default by said manufacturer of said letter or the obligations referenced therein shall constitute of this Agreement by Company.

Section 3. 1: Term

        The Term of this Agreement shall be from the Effective Date to September 30, 1999. Company shall have the option of renewing this Agreement for an additional two year period upon Spalding earning and receiving on Company's actual net sales the minimum royalties as set forth in Exhibit D for the year ended September 30, 1999 and further provided that as of July 31, 1999, Spalding has earned and received on Company's actual net sales seventy-five percent (75%) of the above referenced minimum to royalties for the year ended September 30, 1999, provided this' agreement has not been terminated in accordance with its provisions.

        In the event Company exercises its right to renew this Agreement pursuant to the above, Company must so notify Spalding in writing at least ninety (90) days prior to the date of expiration of this Agreement.


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Section 4. 1: Royalties Payable by Company

        For the rights granted to Company hereunder, Company shall pay Spalding a royalty upon all shipments of all Articles. The rate of royalty shall be in accordance with Exhibit D and levied on the Net Sales Price of said Articles.

         Royalty payments due from Company shall be determined on a quarterly basis, commencing on the Effective Date. Such royalties will be paid by Company within twenty-five (25) days following the end of each quarter on all Articles sold and shipped by Company during said quarter, in accordance with Exhibit E, accompanied by a complete written report in form and content as shall be specified by Spalding from time to time.

         On September 15 of each contractual year, Company shall pre-pay to Spalding an estimate of the' royalties that Company reasonably expects to be due for July/September shipments. The following October 25 Company will report to Spalding its actual earned royalties during the July/September period and if actual royalties due Spalding are greater than the estimated amount paid to Spalding on September 15, then Company will pay the difference to Spalding with its October 25 statement. If the estimate. was greater than actual royalties, Spalding will credit the difference to the following quarterly royalties due it.

         All royalty payments to be made hereunder by Company shall be paid to Spalding in United States dollars into an account as and where designated by Spalding from time to time.

         All royalty payments shall be paid without any deduction, set-off or counterclaim whatsoever. The termination of this Agreement shall not discharge or release Company from liabilities and responsibility accruing prior to such termination, including, but not limited to, the payment of royalties in accordance with this Agreement. Nothing in this Section shall prejudice the rights of action or remedies which Spalding might otherwise have in connection with the enforcement or breach of this Agreement.

Section 4.2: Minimum Royalty

    Company agrees to pay Spalding a nonrefundable minimum royalty in accordance with the schedule of Exhibit D.

    Commencing on the effective date of this Agreement, and on or before the 25th day of the first month of each quarter of each year (October 25, January 25, April 25, July 25) Company shall pay Spalding twenty five percent (25%) of the total annual minimum royalty. However if during the course of a particular year Company's total royalty payments to Spalding (earned and minimum royalties) exceed the total minimum royalty for that year, then only earned royalties shall be paid to Spalding by Company during the balance of that year (see Exhibit E).

    If the shipments in any specified one-year period are not sufficient to provide royalties equal to the minimum royalty, credit for the excess of the minimum royalty over the actual earned royalty shall not be carried forward into the next period.

Section 4.3: Royalty-Records And Audits

    Company shall keep full and accurate records showing the number, Net Sales Price, and date of


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shipment or other transfer of all Articles shipped or otherwise transferred by
Company.

    With each royalty payment, Company shall furnish Spalding a report signed by a responsible official of Company showing the number and Net Sales of Articles first shipped during the period covered by the report, and such other information and detail as shall be requested by Spalding from time to time.

    Company shall make its records available for inspection, at reasonable intervals, upon written request, at Company's place of business during normal business hours, and on a confidential basis, by Delaitte & Touche, or other certified public accountant appointed by Spalding or a Spalding financial employee and at Spaiding's sole expense except as qualified below, who shall certify to Spalding their opinion of the amount of royalties due for the period examined, gross and net sales (including itemized deductions), promotional spending (measured media, point-of-sale, free goods, promotions), reduced margin goods and current inventory levels.

    The findings and ' opinion of said certified public accountant shall be conclusively binding upon the Company., If the audit shows an underreporting or under-payment of more than five (50%) percent of royalties for any year, then the Company shall reimburse Spalding for the cost of the audit.- Such remedy shall be in addition to Spalding's other remedies under this Agreement, including termination.

    Any adjustments requiring additional payments to Spalding as a result of the audits will accrue interest from the date originally due at one and one-half percent (1-1/2%) per month or the highest lawful rate, whichever is lower.


Section 5. 1: Company Relationships

    Company represents and warrants that it will not enter into any other license or distribution arrangement with the major sports brands listed below in the Territory competitive with the Articles.

    Company also represents and warrants that it will not enter or establish a business directly competitive with Spalding's core businesses (golf, team sports, or court sports) without prior written consent of Spalding during the term of this Agreement or during the one-year period subsequent to any termination of this Agreement.

          - Wilson                        - Prince                  - Nike
          - Rawlings                      - Dunlop                  - Reebok
          - MacGregor                     - Titleist




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             Section 5.2: Diligence

    If in any one-year period during the original term of this Agreement, or in any renewal period, Spalding does not earn and receive royalties on Company's sale of Articles equal to the minimum royalties as set forth in Exhibit D, then Spalding, at its sole discretion, may terminate this Agreement upon notice given to Company, notwithstanding anything contained in this Agreement to the contrary.

    Company will exercise all possible efforts to exploit and to promote, at its own expense, the sale and the use of all Articles in the Territory, and to sell the same as widely as possible and at the best price obtainable. Company will continuously offer for sale all Articles and distribute to promptly meet orders for all Articles.

Section 5.3: Marketing Plan

    No later than ninety (90) days after the Effective Date of this Agreement, and no later than ninety (90) days prior to each annual anniversary of this Agreement, the Company will provide Spalding in accordance with Section 8-3 a written marketing plan and program for Company's activities with respect to each category of Articles in the Territory for the coming year in form, content, detail and substance acceptable to Spalding's sole discretion per the attached Exhibit "F". Spalding shall notify Company in writing of its approval or disapproval of said marketing plan within 14 days of its receipt and such approval shall not be unreasonably withheld. But in the event of said disapproval, Spalding shall have the right to terminate this Agreement for any or all Articles and for any or all countries in the Territory upon the giving of written notice to Company, notwithstanding anything contained in this Agreement to the contrary unless the plan is modified by Company to cure the reason(s) for disapproval within 30 days of receipt of Spalding's disapproval. Spalding may, in its sole discretion, require as a part of said marketing plan and program that Company, at its sole cost, appoint and continuously maintain one or more of its executives acceptable to Spalding for the sole or primary purpose of assuring Company's establishment of, and compliance with, said marketing plan and program. Company shall diligently use its best efforts to comply with the provisions of said approved marketing plan and program. Company agrees to attend Spalding licensing meetings which will be held no more than four times a year.

Section 5.4.-  Customer Service

      Company acknowledges that the reputation and success of Spalding and the Trademark are dependent on the excellence in levels of customer service. Therefore, Company agrees to use best efforts to continuously provide customer service on Spalding branded business at a high level of quality commensurate with the excellence normally expected from a well-known, national brand company: including, but not limited to, the following:

1. Adequate levels of inventory to satisfy customer needs by consistently shipping orders at a minimum of eighty percent (80%) complete;

2. Timely schedules of shipment against customer requests by consistently shipping ninety percent


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      (901/o) of customer orders within twenty (20) days of the due date; if the order was placed within lead times.

3. A customer service representative whose principal function is to handle Spalding customer inquiries and who will consistently answer a minimum of ninety percent (90%) of customer/consumer inquiries within five (5) working days of receipt-,

4.   An 800 number for customer use.

Section 6. 1 - Licensed Articles Approval

      Company shall promptly submit to Spalding's representative first run specimens of each Article on which the Trademark is used, together with written specifications for each article in a form satisfactory to Spalding, and a written request for approval of the specimen and specifications. Thereafter, at Spalding's request, Company shall submit to Spalding for quality examination two
(2) samples of each of the Articles which are currently being marketed under the Trademark. Company shall at the same time provide Spalding with results of quality control testing against specifications in a form satisfactory to Spalding. Further, at all times, Company's inventory shall be available to Spalding for random quality control sampling with twenty-four (24) hours' notice. Within fifteen (15) days after the receipt of the specimens and specifications or samples, as the case may be, Spalding shall notify Company of its approval or disapproval thereof, which approval shall not be unreasonably withheld. The production runs of each of such approved Articles shall be in accordance with agreed-upon production specifications. Any substantial or continuing unrectified breach of the quality control provision of this Section shall be grounds for termination.

Section 6.2: Advertising.  Packaging and Labeling

      The Company shall submit in writing to Spalding or its authorized representative for its approval all advertising and packaging and other material prepared by or for it, during conceptual stages before the same is used, circulated or displayed. In the event that Spalding does not notify Company in writing of its disapproval within fifteen (15) days of said submission, such material shall be deemed to have been approved by Spalding. The foregoing procedure shall also govern th@ approval of advertising, packaging, promotional and other graphic material to be utilized in customer cooperative advertising. Upon approval by Spalding, Company shall be free to utilize such material in its approved form for the lesser of one (I ) year, or the termination of this Agreement for any reason. Company shah be solely responsible for monitoring and maintaining its customers' compliance with the approved material. In this regard, Company shall submit to Spalding upon request suitable proof (i.e., "tear sheets") that said cooperative advertising material is being properly utilized.

      Should the Company grant to a third party permission to publish or air the Trademark, Company shall be responsible for ensuring compliance with the aforementioned conditions.

      Company further agrees to furnish upon a reasonable request by Spalding, samples of the Articles for use in any Spalding advertising or any other Spalding, distributor or licensee advertising, promotion, and presentation at no cost to Spalding for such purpose.

      Company shall annually expend to unrelated third par-ties two percent (2%) of the Net Sales


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Price upon which royalties are based for advertising displays, promotional material, and other advertising and co-op advertising of the Articles approved by Spalding from time to time in writing. Company shall submit proof of such expenditures as requested by Spalding.

      In addition, Company shall pay to Spalding one-half (1/2%) percent on the net sales of Articles for the promotion of the Spalding brand. Funds are to be used for a Spalding Corporate Campaign developed and executed solely by Spalding, however, input for the Campaign will be gathered from licensees and reasonable attempts will be made to include licensee's products. Payments will be made as per Exhibit "E".


Section 6.3: Registration and Protection of Trademark

      Except as other-wise agreed in writing, in no event shall Company deviate in any manner in its use of the Trademark from the form of the Trademark set forth in the attached Exhibit B.

      Company agrees to cooperate fully and in good faith with Spalding for the purpose of securing and preserving Spalding's right(s) in and to the Trademark. If Spalding requests, Company shall, at Spalding's expense, file and prosecute one or more applications for trademark registrations in the appropriate office(s) or class(es) in the name of Spalding, or, if Spalding so requests in writing, any other name designated by Spalding. It is agreed that nothing contained in this Agreement shall be construed as an assignment or grant to Company of any right, title or interest in or to the Trademark, it ' being understood that all rights relating thereto are reserved by Spalding, except for the license granted hereunder to Company. Company hereby agrees that upon expiration or termination of this Agreement for any reason, Company will be deemed automatically to have assigned, transferred and conveyed to Spalding any and all copyrights, trademark or service mark rights, equities, goodwill, or other fight, title or interest in and to the Trademark and any variation thereof which may have been obtained by Company or which may have vested in Company in pursuance of any endeavors covered hereby. Company will execute, and, hereby irrevocably appoints Spalding its attorney-in-fact to execute, if Company refuses to do so, any documents requested by Spalding to accomplish or confirm the foregoing. All artwork and designs involving the Trademark, or any reproduction thereof shall, notwithstanding their invention or use by Company, be and remain the sole property of Spalding and Spalding shall be entitled to use the same and to license the use of the same by others. Spalding shall have the sole right to determine whether or not legal or other action shall be taken to protect the Trademark, and Spalding shall have sole control over the form of such action and any settlement of such disputes with third parties with respect to such action. Company shall cooperate fully in the prosecution of any action to protect the Trademark at Spalding's expense.

        Company agrees that it will not in any way register or use the Trademark or any similar name alone or in conjunction with any other words as a tradename or trademark, nor will the Trademark be used by Company in the name of any corporation, partnership or other business entity.

Section 6.4: Trademark Notice

        Company agrees that its name and address must appear on the Articles or packaging. Whenever the Trademark is used, there shall also be a notice of the fact that the Trademark is owned


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as follows: "The Trademark is owned by Lisco Inc. a Spalding Company and is sold under license from Spalding" or such other. notice as specified by Spalding from time to time in form, size and location approved by Spalding in writing.

        Company agrees that as an essential condition hereof, it will cause the foregoing appropriate notice or any other notice specified by Spalding to so appear on each and every Article (either tag, label, imprint, or packaging) and in all advertising prepared by or for Company. All shall be submitted by Company to Spalding for its written approval prior to use by Company. Approval by Spalding shall not constitute waiver of Spalding's rights or Company's duties under any provision under this Agreement.


Section 6.5: Other Trademarks

        Company shall not place or use other trademarks, tradenames, designs, logos or endorsements in conjunction with the Articles, except as specifically authorized by Spalding in writing before the commencement of such use. In the event of such authorized use, Company shall, at Spalding's option, assign said other trademarks, designs, logos, or endorsements to Spalding upon termination of this Agreement, and in the event of such assignment Company will execute and deliver to Spalding any documents requested by Spalding necessary to effect such assignment; except, however, nothing in paragraphs 6.3, 6.4 or elsewhere in the agreement shall prevent or limit Company's use of the "Dynamic Classic", "Flex Shop" or "Shape Shop" trademarks related logo or any variation thereof in conjunction with the sales efforts for the Article hereunder, nor shall any provision of this Agreement be construed to be a grant or obligation to grant by Company of any right, title or interest in or to the "Dynamic Classic" "Flex Shop" or "Shape Shop" trademarks related logo or any variation thereof to Spalding by virtue of Company's performance under this Agreement.

Section 6.6: Goodwill

        Company recognizes the goodwill inherent in the Trademark and acknowledges that the goodwill attached thereto belongs to Spalding and that such Trademark has secondary meaning in the minds of the public. Company agrees that it will not during the term of this Agreement or thereafter attack or contest property rights of Spalding in and to the Trademark or attack or contest the validity of the Trademark.

         In order to maintain said goodwill, Company will promptly and to the satisfaction of Spalding resolve any consumer complaints that may arise from time to time with regard to Articles or any promotion thereof.




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Section 6.7: Premium
      Company may not use Articles as prizes or in connection with contests without prior written approval of Spalding. Company may not use the Trademark on any Articles involved in any sweepstakes, lotteries, games of chance, or as a premium except that Articles may be used in the promotion of or as a premium in the sale of Articles.

Section 7. 1: Default and termination
      This Agreement may be terminated by either party upon default or breach of warranties of the other party, by giving said other party written notice of intention to so terminate, which notice shall specify the default or breach upon which the notifying party intends to rely, and such termination shall become effective thirty (30) days from the receipt of such notice provided such default or breach is not rectified by the notified party within that time or a time agreed upon by the par-ties in writing. Additionally, three (3) or more rectified defaults and/or breaches of the warranties of this Agreement by Company during any twelve (12) month period shall be grounds for immediate termination of this Agreement by Spalding. Termination shall be without prejudice to any rights, remedies or claims Spalding may otherwise have against Company.

      The license herein granted shall terminate immediately if Company ceases to do business, makes an assignment for the benefit of creditors, enters into a composition, becomes insolvent, or if a petition in bankruptcy is filed and said petition is not dismissed within thirty (30) days. Spalding shall have the right to terminate this Agreement in the event of any substantial change in the ownership, control, officership or management of Company. Company shall immediately notify Spalding in writing of any of the events referenced in this Section.

      Notwithstanding anything in this agreement or otherwise to the contrary, in the event of Company's default, all unpaid royalties due on Company's actual sales of articles shall become immediately due and payable, and all of the minimum royalties specified in Section 4.2 and any exhibit hereto shall all become immediately due and payable as liquidated damages, notwithstanding the contract year otherwise specified for payment on such exhibit.

      Upon termination of this Agreement, all rights of Company to manufacture, sell and dis tribute Articles shall cease, and all royalties on shipments theretofore made shall become immediately due to Spalding, notwithstanding anything herein to the contrary.

      Company understands that, in granting this license Spalding has relied u on the information p provided in the Prospective Licensee Information Form submitted by Company. if such form contains any material misstatements, Spalding reserves the right to terminate this Agreement immediately.

Section 7.2: Inventory at Expiration or Termination

      Upon termination of this Agreement for any reason, Company shall immediately discontinue manufacture, advertising, sale and distribution of Articles or any use of the Trademark (including but not limited to advertising, signs, letterheads, and packaging materials), except that if because of the expiration of the term of this Agreement, and not because of Company's default due to quality problems or non payment of royalties, then in such event Company shall be permitted to sell or


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otherwise distribute its finished inventory of all Articles at the time of such termination and such inventory as may be in the process of production, for a period not to exceed two hundred seventy (270) days after termination of this Agreement on a non exclusive basis, provided that Company pays all royalties and submits all reports in connection with such sales as required under the terms of this Agreement. Within thirty (30) days of receipt of notice of termination, Company shall furnish Spalding with a written statement of the Articles in inventory and in the process of production at that point in time and a marketing plan for the disposal of said inventory.

Section 8.1: Indemnification

      Company shall be solely responsible for and agrees to indemnify Spalding, its officers, directors, agents and employees, and to hold each of them harmless from any claims, demands, causes of action or damages, including reasonable attorneys fees, arising out of or in connection with the manufacture, sale, distribution, advertising, promotion, labeling or use of Articles notwithstanding any approval which may have been given by Spalding. Each party will promptly notify the other of any such claim and shall keep the other fully advised.

Section 8.2: -Insurance

      Company agrees that, throughout the term of this Agreement and for not less than five (5) years following the termination of this Agreement, it will maintain comprehensive general liability insurance, including blanket contractual liability and personal injury liability, and insurance against claims based upon products liability for the Articles and against other claims covered by the indemnification provision of Section 8. 1, in an amount of not less than Two Million Dollars ($2,000,000.00) combined single limit. Such insurance shall be written on an occurrence policy form with an insurance company with a current Best rating of A, XII or better. Company shall cause its insurance policies to be in force from the Effective Date of this Agreement and endorsed to include Spalding, its officers, directors, employees and agents as additional insureds thereunder. Such endorsement shall stipulate that the required coverages will not be reduced or cancelled without thirty (30) days prior written notice to Spalding. Such endorsement shall also stipulate that it is the primary coverage and any other insurance in force for the additional insureds shall act as excess coverage only and shall not be required to contribute in the payment of any claim made hereunder to the extent of the limits of liability afforded by Company's insurance hereunder.

      Evidence of said coverage shall be supplied to Spalding within thirty (30) days of the Effective Date of this Agreement. If Company faults to comply with any insurance requirement, Spalding at its election may terminate this Agreement without further notice. In the event Spalding at any time believes Company's existing insurance coverage does not provide adequate protection, Spalding may, in its sole but reasonable discretion, require Company to increase the amount of coverage required hereunder to a level deemed adequate by Spalding.



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Section 8.3: Notice

All royalty reports and marketing plans and programs to Spalding provided for herein shall be in writing and mailed to:

                                             SPALDING SPORTS WORLDWIDE a
                                 division of Spalding & Evenflo Companies, Inc.
                                                 425 Meadow Street
                                                   P.O. Box 901
                                              Chicopee, MA 01021-0901
                                            Attn: Vice President Licensing


 or to such other address as shall be designated by Spalding from time to time.

      All other notices, statements, and reports required or permitted to be given under this Agreement shall be in writing and shall be by registered or certified mail, return receipt requested, addressed to the party to whom such notice is required to be given. All such notices shall be deemed to have been given when mailed as evidenced by the postmark at the point of mailing.

        All notices to Spalding shall be addressed as follows:

                                             SPALDING SPORTS WORLDWIDE a
                                 division of Spalding & Evenflo Companies, Inc.
                                                 425 Meadow Street
                                                   P.O. Box 901
                                             Chicopee, MA. 01021-0901
                                            Attn: Vice President Licensing

         All notices to Company shall be addressed as follows:

                                            DYNAMIC INTERNATIONAL LTD.
                                                 58 Second Avenue
                                             Brooklyn, New York 11215
                                                  Attn: President

  or to such other address as shall be designated by Company from time to time.


Section 8.4:- Assignment

  This Agreement shall be binding upon successors and assigns of the parties hereto; provided, however, that Company shall not delegate its duty of performance or assign or other-wise alienate its rights or obligations under this Agreement without first obtaining the written consent of Spalding,


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which granting or withholding of consent shall be in Spalding's sole discretion, and any attempted delegation, assignment or alienation without such written consent shall be a default of this Agreement.

Section 8.5: Confidential Information

  The parties agree to keep all confidential information so marked received in accordance with this Agreement in confidence for the term of this Agreement.

Section 8.6: Governing Law

  This Agreement shall be interpreted in accordance with, and governed by the laws of the State of Florida, United States of America.

Section 8.7 Captions

        The captions of the Articles and Sections of this Agreement are for general information and reference only, and this Agreement shall not be construed by reference to such captions.

Section 8.8: Independent Parties

        Nothing contained in this Agreement shall be construed to place the parties in the relationship of legal representatives, partners or joint ventures. Neither Spalding nor Company shall have any power to obligate or bind the other in any manner whatsoever, other than as per this Agreement.


Section 8.9: Other

        Company hereby waives and releases Spalding from any liability or claim resulting from or in any way relating to either Company's dealings or relationships with its suppliers of, or customers for Articles, or relating to the Articles themselves, including but not limited to delays or failure of delivery, defective or incorrect merchandise, and payment or collection matters. Company's obligations to Spalding under this Agreement are unconditional, notwithstanding any claim or controversy which may arise.

        Company hereby waives and releases Spalding from any liability or claim resulting from the termination of or expiration of this Agreement in accordance with the provisions of the Agreement.

        Time shall be of the essence with respect to all of Company's obligations and duties, all of which shall be performed and honored strictly in accordance with the terms of this Agreement notwithstanding any prior, continuing or subsequent course of dealing, custom, or usage in trade. Company acknowledges and irrevocably agrees that its failure to utilize the Trademark strictly in accordance with the terms of this Agreement, and to cease the manufacture, sale and distribution of Articles, advertising material or the Trademark at the termination or expiration of this Agreement, will result in immediate and irreparable damages to Spalding and to the rights of any subsequent


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licensee- Company acknowledges and admits that there is no adequate remedy at law for such failure or breach; and that in the event of such failure or breach, Spalding shall be entitled to seek equitable relief by way of temporary and permanent injunctions, and such other further relief as any court with jurisdiction may deem just and proper.

        Unless otherwise mutually agreed in writing, no departure from, waiver of, omission to require compliance with any of the terms hereof, approval or non-approval shall be deemed to authorize any other prior or subsequent departure, waiver, omission, approval or non-approval, as the case may be.

        This Agreement may not be modified orally, and no modifications or any claimed waiver of any of the provisions hereof shall be binding unless in writing and signed by the party against whom such modification or waiver is sought., With respect to any modification specifically requested by Company, the Company shall pay Spalding an administrative charge as determined by Spalding and which shall reflect the internal costs necessary to complete any such modification, but which, in no event, shall be less than $3,000, or more than $6,000.

        This Agreement constitutes the entire agreement between the parties and supersedes all prior contracts, agreements, and understandings between the parties relating to the subject matter hereof.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date first hereinabove written.








                                        SPALDING & EVENFLO COMPANIES, INC.



                              By______________________________________

                                 Title_____________________________________








                                            DYNAMIC INTERNATIONAL LTD.



                                       By_________________________________
                                            Authorized Official



                                    Title________________________________

                                   EXHIBIT "A"

                                    SPALDING
                               PRODUCT PRINCIPLES

1.        HERITAGE

         The Spalding brand has meant sport and an active lifestyle to five generations of active sports participants and enthusiasts. It is not an exotic name; but rather an authentic one that means performance, quality, durability, value, etc. Spalding products perform at high levels for their intended purpose and generally have a reason-for-being related to consumer needs, features, and benefits. They a-re mainstream products with good utility -- but typically have that "something extra" to differentiate from the competition and promote consumer interest. Spalding products appeal to all demographic groups. The consumer is attracted to the product by features, cosmetics, etc. and buys it knowing that the firm foundation of Spalding quality and service are present.

2.      THE CUSTOMER

        The sports participant and enthusiast is educated, reasonably affluent, and worldly with an active approach to all endeavors. He and she are serious about their active lifestyle and seek authentic sports products that compliment their involvement- They view their sports products as necessities and seek quality, style, and value at high levels. The potential buyer is not fooled by imitations or cosmetics. He recognizes value, and will reject any brand which violates his trust.

3.      PRODUCT LINE POSITIONING

        The natural link between the Spalding sports heritage and the category is sports participation and an active lifestyle. Whereas the casual purchaser who is interested in status or value may consider a Spalding product; the primary impetus for purchase is expected to come from:

             A. The 9l% of active sports participants who know Spalding from their participation in traditional team or individual sports.

             B. The casual participant who pursues sport as a lifestyle.

The product line theme should therefore relate to sport and an active lifestyle, including product styling and collateral elements.

4.       QUALITY LEVEL

         The Spalding line will contain sufficient quality and features to compare favorably with the best competitive entries in the distribution channel. The line will be sold on the basis of features, quality, and value. Although models may be offered at different price levels, each entry will have meaningful features that differentiate it from low priced unbranded products.

                                   EXHIBIT "B"

                                    SPALDING

                                   EXHIBIT "C"









Gentlemen:

    This letter will serve as notice to you that pursuant to the License Agreement dated _________,19__, between Spalding & Evenflo Companies, Inc. and (Company), we have been engaged as the manufacturer for the Company in connection with the manufacture of the Articles as defined in the aforesaid License Agreement. We hereby acknowledge that we have received a copy of the quality, trademark notice, and other relevant terms and conditions set forth in said License Agreement which are applicable to our function as manufacturer of the Licensed Article(s), and we agree to dispose of the Articles only to the above Company. It is understood that this engagement is on a royalty free basis.

                                   EXHIBIT "D"

                       Annual Royalty Rates (Section 4.-I)
                                 5% of Net Sales



            Annual Minimum Royalty Payments (Section 4.2)

                                                        United States Dollars
             October 1, 1997 - September 30, 1998                25,000
             October 1, 1998 - September 30, 1999              $125,000

             Option Years
             October l, 1999 - September 30, 2000              $150,000
             October 1, 2000 - September 30, 2001              $175,000





Payment outside the U.S. are to be made by wire transfer


                                   EXHIBIT "E"


                            ROYALTY PAYMENT SCHEDULE
                                       AND
                      CORPORATE PROMOTION PAYMENT SCHEDULE
                              (USE SEPARATE CHECKS)



                  Shipment                         Due
                  Month                            Date

                October/December                   January                25

                January/March                      April                  25

                April/June                         July                   25

                July/September                     September              15 Pre-Pay Estimate; Adjust To Actual On
                                                                          October 25

                                 MINIMUM ROYALTY GUARANTEE PAYMENT SCHEDULE

                Fiscal Period                      Due Date

                lst Quarter (10/1-12/3 1)          October 25            (25% of Annual Minimum Guarantee)
                2nd Quarter (1/1- 3/31)            January 25            (25% of Annual Minimum Guarantee)
                3rd Quarter (4/1- 6/30)            April 25              (25% of Annual Minimum Guarantee)
                4th Quarter (7/1- 9/30)            July 25               (25% of Annual Minimum Guarantee)





                                   EXHIBIT "F"


                           SPALDING LICENSED PRODUCTS
                             MARKETING PLAN OUTLINE



Total document can be from 2 to 10 pages; whatever you feel is required.

I.       MARKET SIZE AND TRENDS
         A wholesale sales estimate by major product class and any relevant notes on growth, product, distribution, or other trends. Also a recap of major market opportunities.

II.      MAJOR COMPETITORS
         A description of the top three competitors and their market shares.

III.     SPALDING POSITION
         Recap of sales history, market share, competitive advantages, strengths, weaknesses, etc.

IV.      SPALDING STRATEGY
         Major strategies to continue growth, attack competition, or exploit market opportunities.

V.       PRODUCT ARRAY
         Recap of major products offered plus a brief description.

VI.      TRADE CHANNEL DEFINITION
         Where will the product be sold.

VII.     SALES STRUCTURE
         Who will sell it.

VIII.    RETAIL PRICE TARGETS
         By product type

IX.      MARKETING ELEMENT DESCRIPTION AND EXPENSE BUDGET
         ------------------------------------------------
-        Catalogs/Price Lists
-        Shows
-        Advertising
-        Promotions
-        Display Materials
-        Research
-        Public Relations

-        Endorsements/Athletes Using Products

X.       SALES GOALS BY PRODUCT CLASS AND BY DISTRIBUTION CHANNEL

                                                                   EXHIBIT 10.08

                                LICENSE AGREEMENT

     This Agreement made this 17th day of December, 1997, by and among Connelly Synergy Systems, LLC, a limited liability company organized in the State of AZ , and having its principal place of business at 5603 East Hop Toad Road, Kingman, Arizona 86402 (the "LLC") and William L. Connelly III, an individual residing at 5603 East Hop Toad Road, Kingman, Arizona 86402 ("Connelly") (both the LLC and Connelly also sometimes hereinafter collectively referred to as the "Licensor") and Dynamic International, Ltd., a New York corporation, having its principal place of business at 58 Second Avenue, Brooklyn, New York 11215 (hereinafter referred to as the "Licensee").

                              W I T N E S S E T H:

      WHEREAS, Licensor has developed,  invented,  registered and is the owner of U.S. patent No. Des. 350,997 dated September 27, 1994 (the "Patent") with the United States Patent and Trademark Office (the "Office"), true copies of which are annexed hereto and marked Exhibit "A" and the trademark known as "RotaFlex" (the "Trademark") which was registered under No.
         , on             with the  Office,  true  copies of which are  annexed
  hereto and marked Exhibit "B", both of which "marks" relate to the invention and naming of a certain device for a hand held exercise apparatus as shown on Exhibit "A" (the "RotaFlex" or the "Device"). The

Patent and the Trademark are both sometimes hereinafter also referred to as the "Marks"; and

      WHEREAS, Licensee acknowledges the uniqueness of the Marks as well as the potential benefits to be derived from the manufacture and sale of the RotaFlex device and further acknowledges that Licensor has warranted the validity and enforceability of the Patent and Trademark and Licensee desires to obtain from Licensor the worldwide exclusive right to manufacture, distribute and sell products designed and sold pursuant to the "Marks" (hereinafter referred to as the "Licensed Products"); and

      WHEREAS, Licensor, by this Agreement, grants to Licensee the exclusive right during the Term to manufacture and to distribute and sell the Licensed Product using the Marks in the Territory subject to and in accordance with the terms and conditions of this Agreement.

      NOW, THEREFORE in consideration of the mutual covenants herein set forth the parties do hereby agree as follows:

                  1. Defined Terms. The following terms utilized and capitalized in this Agreement shall have, at all times, the meanings as hereinafter set forth:

                  A. TRADEMARK-"ROTA FLEX" is a registered trademark owned by Licensor. Licensor grants permission to Licensee to print and utilize the Trademark on the Licensed Products or their packaging or sales literature in any manner in Licensee's sole discretion. Copies of the Trademark are annexed as Exhibit "B".

                  B. Licensed Product. A uniquely designed hand held exercise apparatus, sometimes also hereinafter referred to as a "Device."

                  C. Patent. Patent No. DES 350,997 dated September 27, 1994 filed in the United States Patent and Trademark Office for the RotaFlex exercise apparatus, copies of which are annexed as Exhibit "A."

                  D. Territory. Worldwide. Licensor acknowledges that except as otherwise hereinafter set forth, it may not manufacture or sell in, to or from the Territory.

                  E. Distribution Channels. Sales, shipment and distribution to retail stores and merchants for direct sale and/or to jobbers, wholesalers and distributors for sale at wholesale or retail, mail order catalogs, shipment and distribution to the public and the sale, distribution and shipment of Licensed Product by any and all other means in, to or from the Territory.

                  F. (i) Term. The period commencing as of the date of this Agreement and expiring on December 31, 2007; provided, however, that the Term may be thereafter extended by the Licensee for an additional five (5) year period (the "Renewal Term") by the Licensee forwarding a written notice in the manner as hereinafter provided to the Licensor which notice states the

Licensee's intention to renew the Term. The Term and the Renewal Term are sometimes hereinafter referred to as the "Term".

                  (ii) The Renewal Term as above set forth shall be in Licensee's discretion. Licensee shall, at least 180 days prior to the end of the initial ten year Term, notify Licensor in writing if it elects to renew this Agreement. If such notice is given, then the Agreement shall be deemed automatically renewed for the next five (5) years (the "Renewal Term").

                  G. (a) Royalties.   A sum to be paid in the manner provided
for payment in Section 9 of this Agreement by Licensee to Licensor throughout the Term as follows:

                  (i) One ($1) Dollar of the Net Invoice Amount for each Device sold (and for which sale Licensee has received full payment) bearing the Marks for the first one million (1,000,000) Devices sold hereunder;

                  (ii) Seventy-five (75(cent)) cents of the Net Invoice Amount for each Device sold (and for which sale Licensee has received full payment) bearing the Marks for the second million Devices sold hereunder; and

                  (iii) Fifty (50(cents)) cents of the Net Invoice Amount for each Device sold (and for which sale Licensee has received full payment) bearing the Marks over three million (3,000,000) Devices.

                  (iv) Additional Royalties: 4% on all sales of any ancillary products or accessories developed for the Rotaflex

Exercise system, using the Rotafelx or Dynaflex technologies, as well as licensed products and sportswear.

                  (b) Notwithstanding the foregoing however, provided that this agreement is in full force and effect and that Licensor is not in default of any of the terms hereof, minimum royalty payments shall be due each year hereunder by Licensee to Licensor in the sum of $50,000 payable in equal quarterly installments of $12,500 within thirty (30) days after the end of each calendar quarter during the term hereof with such payments being credited against actual royalties due pursuant to G(a) above).

                  H. Net Invoice Amount. The sales price of Licensed Product charged by Licensee to wholesalers, retailers or any other third party, as reflected on an invoice evidencing such Sales, less however: actual returns, credits, advertising or promotional allowances or rebates; provided, however, that Royalties shall be due and payable hereunder only for and with respect to Devices sold for which payment has been received by Licensee.

                  2. Artwork and Packaging. Licensee shall, in its discretion, develop such Packaging, informative booklets, sales catalogues and/or sales sheets or material as it deems necessary in order to promote and sell the Licensed Product. Licensor shall provide Licensee with ArtWork and Packaging already developed and prepared by Licensor, if any.

                  3. Product Development. Licensor has already incurred the expenses necessary, in its opinion, for the development and manufacture of the Licensed Product. All future modifications or further developments, if any, are desired by Licensee, Licensee shall be deemed the responsibility of the Licensee.

                  4. Licensee Warranties. Licensee warrants and represents that the Licensed Product will be distributed, advertised, promoted and sold in accordance with all applicable laws, rules and regulations. Licensee is entitled during the Term or any renewals to use the Marks as it sees fit in advertising material or otherwise to promote the sale and distribution of the Licensed Product.

                  5. Sublicense. Licensee may sublicense, assign or encumber the rights granted to it hereunder or delegate its obligations hereunder, in whole or in part without Licensor's prior approval, but upon notice to Licensor.

                  6. Governing Law. This Agreement shall be governed by the laws of New York, applicable to agreements made and to be wholly performed therein.

                  7. (i) Expiration. Upon expiration of the Term and Licensee's right to sell Licensed Product, or upon earlier termination for any reason, Licensee agrees that Licensor shall have the right (but not the obligation) to purchase from Licensee all or part of Licensee's then existing inventory of Licensed Product at Licensee's actual manufacturing cost therefor plus

20%. If Licensor elects not to so purchase all or part of such inventory within ten (10) days following expiration or termination, Licensee shall thereupon be free to sell said Licensed Product in any manner and at any price. No Royalties shall be due Licensor on such sales.

                  (ii) Upon the expiration or termination of this Agreement, the rights granted to Licensee hereunder shall revert to Licensor, except as provided in Paragraph 7(i) and Licensee shall return all other materials which may have been used or created by Licensee in connection with this Agreement. Upon expiration of this Agreement, Licensee agrees that Licensor shall also have the right (but not the obligation) within ten (10) days after the end of the Term, to purchase the following items from Licensee if same are owned by Licensee: Licensed Product molds, clips, plates, tools, silkscreens and/or other technical materials relating to and/or embodying any of the Licensed Marks at their actual cost.

                  8. Obligation of Performance. Licensee shall manufacture and distribute the Licensed Product in accordance with customary business practice and shall always maintain adequate inventory of the Licensed Product as necessary in its sole discretion.

                  9. Accounting and Payment.

                     (i) All payments of Royalties shall be deemed earned and shall be due quarterly within (30) days after the end of each calendar quarter hereunder and shall apply only to the sale of Devices for which Licensee has received payment for a Net Invoiced Amount during the prior quarter. All amounts payable hereunder shall be paid by check or wire transfer to:

            Connelly Synergy Sytems. LLC
            5603 E. Hop Toad Rd.,  Kingman,  AZ 86401.

Payment shall be due for Devices for which Licensee receives payment, within thirty (30) days after the quarter, with respect to for the shipments made during the prior calendar quarter.

                     (ii) Payment and Records. For the purpose of computing the royalties referred to in paragraph G of this Agreement, payment will be dispensed to licensor monthly beginning Feb 1st until June 1st, at which point thereafter quarterly (Oct. 1st, Jan. 1st, April 1st, July 1st). Within thirty (30) days after the end of each quarter, reports shall be made by Licensee to Licensor setting forth the number of RotaFlex units which have been sold and for which payment has been received during the preceding quarter. Licensee's remittance for the full amount of royalties due for such period shall accompany such reports commencing in the second calendar quarter and thereafter, if payment is received for units shipped in a prior period, Licensee shall account for such payments received on a cash basis of accounting and pay those funds received over to the Licensor within thirty (30) days following the close of the calendar quarter in which such funds are received. Licensee's remittance for the full amount of royalties due for such quarter shall accompany such reports. Licensee agrees to keep complete and correct books and records of the number, sales price and amounts received for RotaFlex unites sold under the license herein granted. Licensor or its representative shall have the right to examine Licensee's books and records at all reasonable times on at least ten (10) days prior written notice, during business hours at Licensee's place of business, to the extent and in so far as is necessary to verify the accuracy of the above-referenced reports.

                     (iii) The statements of account shall be reasonably detailed and contain information relevant to the computation of payments to Licensor. Licensee shall keep and preserve for at least two (2) years after the expiration of this Agreement accurate records of all transactions relating to this Agreement. Licensor, or a representative as Licensor shall designate, shall at any time during business hours, at Licensee's office, on at least ten (10) days' prior written notice to Licensee, be entitled to inspect Licensee's books and records pertaining to the Licensed Product and the manufacture and distribution thereof and the computation of Royalties hereunder.

                     (iv) If Licensee is in default with the payment of any Royalties, then without limiting any of Licensor's rights or remedies, Licensee shall pay Licensor interest on such unpaid amount at the lesser rate of two percent (2%) above the then current "prime" rate quoted by the Chase Manhattan Bank, in New York, or the highest interest rate allowed by law.

                  10. Licensor Warranties. Licensor represents and warrants that it has the right to enter into this Agreement and to grant the rights herein granted to Licensee in connection with the Marks, subject to the terms hereof. Licensor also represents that: it owns the Marks free and clear of any liens or encumbrances; it has full right to enter into and comply with this Agreement in all respects and it is not a party to any agreement which might impair or effect such right or the terms hereof; no actions are pending or threatened against it which in any manner affect its rights hereunder or which in any way adversely impair same; it will and hereby does indemnify
Licensee against all claims of any kind relating to ownership of the rights which are the subject of this License Agreement.

                  11. Infringements.  Licensee shall promptly notify Licensor, in writing, of any imitations or infringements of the Marks or the rights licensed hereunder which may come to Licensee's attention. Licensee and Licensor shall endeavor to jointly determine whether or not any demand, suit or other action shall be taken on account of or with reference to any such infringements or limitations. Licensee however shall have the right (but not the obligation) to commence or prosecute any suits or make any such demands in its own name or in the name of Licensor or join Licensor as a party thereto. Licensor shall cooperate with Licensee as a party thereto and/or in any manner that Licensee may request in connection with any such
demand,   suits,  claims  or  other  actions.   Any infringement or imitation
action, claim or suit brought by Licensee against a third party shall be at Licensee's cost and any recoveries therefrom shall belong to Licensee. No Royalty fees shall be due with respect to any recoveries which result from such an action or claim. With respect to all claims and suits, including suits in which Licensee is joined as a party, Licensee shall have the sole right to employ counsel of its choosing, at Licensee's exclusive cost, and to direct the handling of the litigation and any settlement thereof. In the event Licensee decides not to take action hereunder, then Licensor shall be free to do so at its expense and any recovery in that case shall belong to Licensor.

                  12. Rights in the Marks Retained by Licensor.

                      Except as otherwise set forth herein, Licensee shall not be entitled to have design patents, trademarks, or any other rights in connection with the Devices registered nor to claim any such rights without the prior written consent of Licensor.

                  (i) Without limiting the other provisions hereof, Licensor hereby reserves for itself, the right to manufacture, advertise, promote, distribute and otherwise exploit the Licensed Product for sale solely in and to the Archery Industry and to physical therapists directly (as opposed to sales by Licensor to the Physical Therapy Industry which are not permitted hereunder); provided, however, that (i) such sales and promotion is limited strictly to retail or wholesale outlets which deal exclusively in and to the Archery Industry and to individual physical therapists and which are not engaged, alone or with affiliates, in sales to any other industries, outlets, sources of distribution or for any other purposes; and (ii) all of such sales and promotions by Licensor are subject to prior notice to Licensee identifying the Purchaser and details of such sale; and (iii) all records of Licensor relating to such sales are open to the inspection of Licensee or its representatives during business hours at Licensor's regular place of business on at least ten (10) days prior written notice.

                  (ii) Licensee acknowledges that Licensor has represented that it is the owner of all right, title and interest in and to the Marks and all other rights associated therewith, and the goodwill pertaining thereto. Licensee hereby acknowledges that based upon such representation, Licensor is the owner of all right, title and interest in all patents, trademarks and renewals and extensions thereof, and warrants that Licensor will have the right to use and exploit and authorize the exploitation of such materials in any manner as Licensor elects without obligation to Licensee or any other entity whatsoever except as otherwise provided in this Agreement. Licensee will not during or after the Term attack the validity of the license granted hereunder, or do or cause to be done any act which impairs or tends to impair Licensor's right and title to the Marks.

                 13. Termination of this Agreement.

                     (i) In the event of a material default by either party hereunder, the aggrieved party may forward written notice specifying such default to the defaulting party. The defaulting party shall thereupon have ninety (90) days within which to cure such default or, if the default is not capable of a cure within such time, to commence such cure and continue such cure diligently until completion. If not cured or if such cure is not thereafter commenced and diligently pursued, the aggrieved party may thereafter terminate this agreement by sending a further ten (10) day notice, in writing sent by certified mail,return receipt requested to the defaulting party at its address first above mentioned.

                     (ii) In the event of termination, without limiting any of Licensor's rights or remedies including, without limitation, Licensor's right to injunctive or other equitable relief, any and all Royalty payments shall become immediately due and payable to Licensor upon such termination, and the rights granted hereunder shall automatically terminate and revert immediately to Licensor.

                  14. Notice. Any notice hereunder, if mailed by certified mail, return receipt requested, shall be deemed given and received two (2) business days after mailing, and if sent by professional express service, notice shall be deemed given and received at the time of actual delivery. Notices shall be sent to the following addresses, or such other addresses as the parties shall designate in writing from time to time:

                           Connelly Synergy Systems LLC
                           P.O. Box 3542
                           Kingman, Arizona  86402
                           Attn: William L. Connelly III

                           Dynamic International, Ltd.
                           58 Second Avenue
                           Brooklyn, New York 11215
                           Attn: Marton B. Grossman

                 15. Entire Agreement. This Agreement constitutes the entire understanding and agreement between the parties. Any amendments to this Agreement must be in writing and signed by a duly authorized officer of each party hereto.

                 16. Severability. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

                 17. Existing Devices - Sales Exception. The parties acknowledge that the Licensor currently has on hand Devices not exceeding 350 in number. The Licensor hereby grants Licensee the first option to purchase these Devices for the sum of $ 21.00 per Device. Notwithstanding anything contained herein to the contrary, in the event the Licensor does not exercise its option to purchase said Devices within thirty (30) days from the date hereof then Licensor shall be permitted to sell said Devices (and only said Devices) to such third parties as it deems appropriate. Licensee also agrees to purchase all inventory items videos, manuals, lube samples and boxes at cost within 30 days.

                 18. Future Improvements. Licensor agrees that in the event he should make any improvements in the RotaFlex unit, he shall communicate the same to Licensee and Licensee shall have the right to use such improvements and provided that in the event Licensor should secure the grant of any future patent on any such improvement, he will notify Licensee, who shall have the right at its option to include the same within the terms of the present Agreement.

                  IN WITNESS WHEREOF the parties have hereto set their hand on the date first above written.


                                            By:      Dynamic International, Ltd.

                                            By: -------------------------------



                                            By: CONNELLY SYNERGY SYSTEMS, LLC


                                                ------------------------------
                                                William L. Connelly, III

                                                                   EXHIBIT 10.09

                          CAMPAIGN MANAGEMENT AGREEMENT

THIS AGREEMENT is entered into as of the Thirteenth day of April, 1998 ("Effective Date") by and between SCRIPT TO SCREEN, INC., 200 North Tustin Avenue, Suite 200, Santa Ana, California 92705, a California Corporation, (herein after referred to as Campaign Manager) and, DYNAMIC INTERNATIONAL, LTD., a New York Corporation, 58 Second Avenue, Brooklyn, New York, 11215 (hereinafter referred to as Client).

                                    RECITALS

WHEREAS, Campaign Manager is in the Direct Response Television ("DRTV") production management business.

WHEREAS, Client desires to utilize the services of Campaign Manager to manage the DRTV Campaigns for an Infomercial produced for Client.

NOW THEREFORE, in consideration of the mutual promises, and upon the terms and subject to the conditions set forth herein, the parties hereto agree as follows:

                                    AGREEMENT

1.       Definitions.

         (a) "Infomercial" shall mean the infomercial produced by Campaign Manager for the Spalding Rotaflex, manufactured or distributed by Client.

         (b)      "Vendors" shall mean vendors in the following businesses:

                  * Telemarketing (inbound) and/or outbound
                  * Media Buying
                  * All Home Shopping Opportunities
                  * Fulfillment

         (c) "Term" of this agreement shall mean the period commencing on the Effective Date, and continuing until either party notifies the other party of its intent to terminate this Agreement pursuant to Section 4 herein.

         (d) "DRTV Campaigns" shall mean Direct Response Television Campaigns to be utilized in connection with the Infomercial.

         (e)      "Territory" shall mean the U.S.A.

2.       Project.
         Client hereby retains Campaign Manager and Campaign Manager agrees, subject to Client's right of approval, that it is responsible in good faith, to the best of its ability, to manage Client's DRTV Campaign utilizing the Infomercial and to identify and select Vendors, negotiate fees in the best interest of the Client, manage Vendors, and report progress and results to Client promptly.

3.       Testing of Infomercial.

         Client retains the right to determine the final media agency selection, including the right to select a media agency other than those recommended by Campaign Manager herein. Client is under no obligation to roll-out (the mass-market airing following the conclusion of the initial testing) the Infomercial if it is not satisfied with the results of the test broadcast of the Infomercial or for other reasons. Client shall have exclusive control over the broadcast, performance and transmission of the Infomercial after completion of the initial testing thereof.

4.       Project Fees.

         Client agrees to pay Campaign Manager the fee of $5,000 per month, payable on or before the first business day of each month, during each month of the Term of this Agreement, commencing with the month that Campaign Manager initiates its performance in connection with the project. The month this Agreement is executed, the $5,000 fee shall be prorated for that month based on the number of days remaining in the first month.

         In addition to monthly management fee, Client shall pay all reasonable and actual hard costs that Campaign Manager must pay to outside vendors in association with the project. Campaign Manager shall not incur such costs without prior consent of Client.

         Campaign Manager acknowledges that Client retains the right to select Vendors hereunder and to approve the terms and conditions of any agreements or proposals with such Vendors. Campaign Manager shall not be constituted the agent or legal representative of Client for any purpose whatsoever. Campaign Manager is not granted any express or implied right or authority to assume or create any obligation or responsibility on behalf of or in the name of Client or to bind Client in any manner. All persons employed or otherwise engaged by Campaign Manager shall be deemed to be the agents, employees or representatives of Campaign

Manager and Campaign Manager shall be solely responsible for the acts or omissions of such persons.

5.       Termination and Damages.

         This Agreement is non-cancelable within the first sixty (60) days. After the first sixty (60) days, either party may cancel by providing a fifteen (15) day written notice to the other party consistent with the method as described in Paragraph 9, "Notices" which notice may be sent with or without cause. It shall be a breach of this Agreement if Client unreasonably prevents completion of the Project. If such a breach occurs, Client shall pay Campaign Manager's actual damages, including, but not limited to, compensation for time and effort expended, and the actual amount of any expenses incurred.

6.       Further Documentation.

         The parties hereto agree to take all actions and execute all documents reasonably necessary to effectuate the terms and intent of this Agreement.

7.       Binding Effect/Assignment.

         This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns. This Agreement is not assignable without the prior written consent of the parties.

8.       Invalidity of Provisions and Jurisdiction.

         If any provision of this Agreement shall be adjudged by a court to be void and unenforceable, the same shall in no way affect any other provision of this Agreement, or the validity or enforceability of the Agreement as a whole. This Agreement shall be enforced in accordance with the laws of the State of California.

9.       Notices.

         All notices permitted or required under this Agreement shall be sent and deemed given upon (i) personal delivery (ii) 48 hours after having been dispatched by telegram, or (iii) five (5) days after having been deposited in the United States mail, certified, postage prepaid, return receipt requested, and addressed to the respective parties as follows (or at such other address as may hereafter be given by one party to the other party as provided by this Paragraph 9):

         If to Client:                   DYNAMIC INTERNATIONAL, LTD.
                                         58 Second Avenue

                                         Brooklyn, New York, 11215

         If to Campaign Manager:         SCRIPT TO SCREEN, INC.
                                         200 North Tustin Avenue, Suite 200
                                         Santa Ana, California  92705

10.      Modification.

         All modifications to this Agreement must be in writing and signed by each of the parties.

11.      Counterparts.

         This Agreement may be executed in multiple counterparts, each of which shall be deemed an original Agreement, and all of which shall constitute one Agreement to be effective as of the Effective Date.

12.      Attorneys' Fees.

         Should any dispute arise as a result of this Agreement, each party hereby agrees to have the matter settled by the "under the rules" of the American Arbitration Association, without the necessity of a court order. All rights of discovery allowed by law may be utilized and the prevailing party shall be entitled to an award of reasonable attorneys' fees and costs in addition to any other relief. Any decision by arbitration shall be final and binding upon the parties hereto.

13.      Miscellaneous.

         All negotiations are merged into this Agreement. This Agreement constitutes the entire understanding of the parties. There are no oral or other written agreements between the parties concerning the subject of this Agreement. This Agreement shall constitute a binding obligation between the parties and shall be applicable beyond the term of this Agreement. The agreement is established upon execution.

14.      Direct Response Industry.

         Client acknowledges and agrees that it is well-informed about the financial risks associated with the Direct Response television advertising industry and that Campaign Manager makes no warranty, expressed or implied, as to the degree of success to be achieved by reason of the televising of the Infomercial, nor shall Client seek to hold Campaign Manager liable with the respect thereto. Campaign Manager has not made, and does not hereby make, any representation or warranty with respect to the level of sales and revenue to be derived as a result of the televising of the Infomercial. Client recognizes and acknowledges that the level of revenues from sales of the Products of any kind contemplated by this Agreement is speculative. Client agrees that it shall not make any claim, nor shall it seek to impose any liability upon Campaign Manager based upon any claim that more sales, revenues, media exposure, or customers could have been obtained or better business could have been done than was actually made or done by Campaign Manager or its successors, licensees and assigns, or that better business terms, prices or opportunities could have been obtained. Notwithstanding the foregoing; however, Campaign Manager represents and warrants that it has the knowledge, experience, staff and financial capability to effectively carry out its obligations hereunder.

15.      Representation by Counsel.

         Each party hereby represents that it has consulted, or has knowingly waived consulting, its own legal and tax counsel, accountants, or advisors concerning the tax and legal consequences of this transaction contemplated by this Agreement. Each party represents that it has relied solely upon the advice of its own advisors and not on any representations or warranties of the other party in connection with such consequences.

16.      Confidentiality.

         Campaign Manager agrees that all financial, marketing, sales, operation and other commercially sensitive information, materials and knowledge acquired or learned from Client in connection with this Agreement will be held as confidential, not disclosed and preserved by Campaign Manager in strictest confidence. Campaign Manager further agrees that such information will be imparted to its employees, agents, or third parties only on a "need to know" basis and that Campaign Manager will inform each such employee, agents, or third parties of his or her confidentiality obligations hereunder. Campaign Manager will return all information provided by Client upon Completion/Termination of this Agreement.

         The obligations of this paragraph do not apply to information which:

         (a) At the time of disclosure was previously known or in the public domain;

         (b) Subsequent to the time of disclosure became part of the public domain through no fault of Campaign Manager, its agents, third parties, or employee;

         (c) Is obtained by Campaign Manager from a third party not under obligation to Client; or

         (d)      Client, in writing, authorized Campaign Manager to release it.

Each party represents and warrants the authority of the undersigned to enter into this Agreement and bind the respective parties hereto.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.


SCRIPT TO SCREEN, INC.                 By:

A California Corporation               Title: COO

                                       Date: 4/17/98


DYNAMIC INTERNATIONAL, LTD.            By: Marton B. Grossman

A New York Corporation                 Title: Chairman    President

                                       Date: 4/16/98

                                                                   EXHIBIT 10.10


                        INFOMERCIAL PRODUCTION AGREEMENT


AGREEMENT made this twelfth day of February, 1998 (the "Effective Date"), by and between SCRIPT TO SCREEN, INC., a California Corporation, 200 North Tustin Avenue, Suite 200, Santa Ana, California 92705 (hereinafter referred to as "Producer") DYNAMIC INTERNATIONAL, LTD., a New York Corporation, 58 Second Avenue, Brooklyn, New York 11215 (hereinafter referred to as "Client").

                              W I T N E S S E T H:

WHEREAS, Client has the right to cause to be produced an Infomercial, as defined herein, designed to advertise the Product, as defined herein;

WHEREAS, Producer is in the business of producing television Infomercials, including scripting, pre-production, production and post-production thereof, and has the ability, experience and relationships needed to produce Infomercials specially created to advertise and sell the Product; and

WHEREAS, Client desires to utilize the services of Producer to produce an Infomercial designed to advertise and sell the Product;

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, the parties agree as follows:


         1.       Definitions.

                  The following terms as used herein shall have the following meanings:

                  (a) "Infomercial" shall mean one (1) 28 minute, 30 second (28:30), broadcast quality, videotape, fully-edited, generic (i.e., without product ordering information) television Infomercial designed to sell the Product by means of direct response by the customer, and any parts thereof. Producer will provide up to two different bluescreen price point or premium offers as required by Client, as per Client request.

                  (b) "Product" shall mean that certain fitness product currently entitled Spalding Rotaflex, and all components thereof (collectively and/or individually) and such other goods and services (collectively and/or individually) as are advertised and offered for sale in the Infomercial produced hereunder.

                  (c) "Upsell" shall mean any products, other than the Product, that are offered for sale following the televising of the Infomercial.

                  (d) "Term" of this Agreement shall mean the period commencing on the Effective Date and continuing for as long as the infomercial/commercial airs.

                  (e)      "Territory" shall mean the universe.

         2.       The Infomercial.

                  Subject to the provisions hereof, and commencing upon Producer's receipt of the first payment due to Producer hereunder, Producer shall write the script for, produce and direct the Infomercial and generally do all things necessary and desirable to produce and deliver a first class, professional Infomercial in all respects.

                  (a) The production schedule shall be determined by the mutual agreement of the parties, such agreement not to be unreasonably withheld or delayed and such schedule not to exceed one hundred and fifty (150) days in total starting from date of first payment subject to delays beyond Producer's control. Producer shall not be liable to Client for expenses incurred or losses suffered by Client by reason of delays resulting from causes not fully within Producer's control. Client shall reimburse Producer for expenses incurred or losses suffered by Producer as a result of delays caused by Client. Notwithstanding anything contained herein to the contrary, however, Producer shall deliver a script within twenty one (21) days after receipt of first payment.

                  (b) The Budget for the Infomercial is set forth in Exhibit "A," annexed hereto and made a part hereof, and shall be paid as set forth in Paragraph 3 below.

                  (c) Client shall provide all samples of Product to be used in the Infomercial, including mockups, product photos, and TV-ready comps of the Product, if necessary, to be used for shooting purposes.

                  (d) With respect to persons appearing in the Infomercial on-screen:

                           (i) As provided for in the Budget, Producer shall furnish and pay from the Budget any noncelebrity, nonexpert, and nonunion talent appearing in the Infomercial, furnish and reimburse the expenses of any persons giving testimonials in the Infomercial, and obtain from all the aforesaid persons all necessary or desirable agreements, permissions and releases including, without limitation, duly sworn affidavits attesting to the truth and accuracy of the individual's testimony, in substantially the form annexed hereto as Exhibit "B" and made a part hereof; and

                           (ii) Client shall, if approved prior thereto, furnish and pay all compensation due to any celebrities, experts, and union talent appearing in the Infomercial, and shall obtain from all the aforesaid celebrities, experts, and union talent all necessary or desirable agreements, permissions and releases including, without limitation, duly sworn affidavits attesting to the truth and accuracy of the celebrity's, expert's, and union talent's testimonies, in substantially the form annexed hereto as Exhibit "B."

                  (e) Upon payment to Producer of the final payment required pursuant to Paragraph 3 hereof, the Infomercial, all videotapes thereof, the script thereof (collectively, the "Production"), and all rights in connection therewith, and all other matters or things relating thereto, with the exception of music composer and publishing rights, shall be the exclusive property of Client, provided, however, that Producer may retain copies of the Production for archival purposes and for the purposes set forth in subparagraph 2(f) below. Client shall have the sole and exclusive right to copyright protection of the Production, with the exception of Composer's rights, and Producer shall have no duty with respect to securing copyright protection therefor. Provided that Client has paid Producer all sums due to Producer required pursuant to Paragraph 3 hereof, Client shall at all times have absolute control over the media placement and strategy of use of the Infomercial.

                  (f) Producer shall have the right to use the Infomercial in Producer's promotional reel and to enter the Infomercial in industry competitions, festivals and shows for Producer's publicity and promotional purposes.

                  (g) Client acknowledges and agrees that it is well-informed about the financial risks associated with the television advertising industry and that except as otherwise set forth herein Producer makes no warranty, express or implied, as to the degree of success to be achieved by reason of the televising of the Infomercial, nor shall Client seek to hold Producer liable with respect thereto. Producer has not made, and does not hereby make, any representation or warranty with respect to the level of sales and revenue to be derived as a result of the televising of the Infomercial. Client recognizes and acknowledges that the level of revenues from sales of the Products of any kind contemplated by this Agreement is speculative. Client agrees that it shall not make any claim, nor shall it seek to impose any liability upon Producer based upon any claim that more sales, revenues, media exposure or customers could have been obtained or better business could have been done than was actually made or done by Client or its successors, licensees and assigns, or that better business terms, prices or opportunities could have been obtained. Producer, however, does hereby warrant and represent: (i) that it has the knowledge, experience, staff, and financial capability to effectively carry out its obligations hereunder, and (ii) that it shall promptly, and in good faith, utilizing its best commercial efforts, seek to produce promptly and professionally the Infomercial.

                   (h) Client shall cause Producer to be afforded on-screen credit in all versions of the final Infomercial on a separate card in the end credits as follows:

                           Produced by Script to Screen
                           Direct Thinking for Direct Response

         3.       Budget.

                  (a) Client agrees to pay to Producer a Production Budget for the Infomercial ("Budget") in the sum of Two Hundred Eighty Four Thousand Three Hundred Twenty Four Dollars ($284,324.00) as set forth in Exhibit "A" hereof.

                           Payment of the Budget shall be made as follows:

                                    Twenty-five percent (25%) due upon execution of this Agreement, less the paid deposit of Twenty-Five Thousand Dollars ($25,000) per the Letter of Agreement - $46,081.00

                                    Twenty-five percent (25%) due not less
                                    than three (3) days prior to commencement of principal videotaping - $71,081.00

                                    Thirty percent (30%) due upon Client's approval of final off-line and prior to initiating on-line - $85,297.20

                                    Ten percent (10%) due upon Client's approval of a "view tape," which means a half-inch (1/2") videocassette copy of the Infomercial
                                    - $28,432.40

                                    Ten percent (10%) due upon Client's ordering
                                    of  a   final   master   to  be  sent  to  a
                                    duplication   house   of   Client's   choice
                                    - $28,432.40

                  Producer represents that, in its opinion, the aforesaid Budget is adequate to produce a professional, first class Infomercial in all respects. It is expressly agreed that no edited or camera masters will be delivered to Client until after Producer's receipt in good funds of the final payment due to Producer pursuant to this Paragraph 3.

                  (b) Additional production work requested by Client involving changes to previously approved or agreed-upon work or Budget items, including, but not limited to, changes in the Product, final script, locations, talent, experts, and testimonials, shall be mutually agreed upon and set forth on Producer's "Overage Sheet," and appropriate adjustments in the Budget shall be made with respect thereto. In the event such adjustments require additional payment to Producer, Client shall pay agreed upon sums due promptly upon receipt of Producer's invoice therefor.

                  (c) In addition to items set forth in the Budget, Client shall reimburse Producer for all agreed upon bona fide expenditures incurred by Producer directly in connection with the Infomercial or in the performance of Producer's services hereunder which are substantiated by receipted vouchers or paid bills. Client understands that it is not always possible or practical to obtain receipts for expenses and, therefore, a reasonable amount of unreceipted but substantiable expenditures by Producer, each of less than One Hundred Dollars ($100.00) may, nevertheless, be made by Producer and shall be reimbursed by Client not to exceed, in total, the sum of $1,000.

                  (d) Unless other provisions have been made in the Budget, Client shall reimburse Producer's travel and lodging expenses away from Santa Ana, California, provided that Producer will not incur such expenses without Client's prior consent. Such travel-related expenses may include meetings requested by Client, and travel for testimonial shooting beyond that which is provided for in the current budget estimate.


         4.       Approvals.

                  a) Client will have the right and the obligation to approve in writing the shooting script before the commencement of principal videotaping or filming, as the case may be, of the Infomercial. Client's approval of the shooting script, and any changes made thereto, shall constitute Client's verification and representation to Producer of the truth and accuracy of the statements and claims concerning the Product made in the script.

                  (b) Client will have the right and the obligation to approve in writing the rough cut of the Infomercial (that is, prior to commencement of on-line editing). Once the off-line is approved, any further changes desired by Client in on-line will be billed as an Overage. Client's approval of the rough cut of the Infomercial shall constitute Client's verification and representation to Producer of the truth and accuracy of the statements and claims concerning the Product made in the rough cut of the Infomercial.

                  (c) Client will have the right and the obligation to approve in writing the final "view tape" of the Infomercial. Once the on-line is approved, any further changes desired by Client will be billed as an Overage. Client's approval of the final "view tape" of the Infomercial, and any changes made thereto, shall constitute Client's verification and representation to Producer of the truth and accuracy of the statements and claims concerning the Product made in the Infomercial.

                  (d) Client will respond to written requests for approval of changes within five (5) business days of submission by Producer. In the event a request is rejected, the reasons therefor shall be stated. In the event Client fails to respond to such requests within such five (5) business day period, Client's approval shall be deemed to be given and, if pertaining to the script or Infomercial, shall constitute Client's verification and representation to Producer of the truth and accuracy of the statements and claims made in the script or Infomercial as changed, as the case may be.

                  (e) Client acknowledges and agrees that any legal opinions regarding the Product and the content of the Infomercial shall be the sole responsibility of Client.


         5.       Additional Warranties and Representations.

                  (a) Each party, for itself, hereby warrants and represents to the other party that:

                           (i) it has been duly incorporated and is validly existing as a corporation in good standing under the laws of its respective state of incorporation and is duly qualified to do business as a foreign corporation in good standing in all jurisdictions in which the nature of its business or the character or location of its properties or assets requires such qualifications;

                           (ii) this Agreement has been duly and validly authorized, executed and delivered by such party and constitutes a valid, binding and enforceable agreement of such party;

                           (iii) such party is not (A) in violation of its corporate charter of bylaws, or (B) in default in the performance or observance of any obligation, agreement, covenant or condition contained in any instrument to which it is a party or by which it or any of its material properties is bound, or in violation of any law, order, rule, regulation, writ, injunction or decree of any governmental authority or court;

                           (iv) the execution, delivery and performance of this Agreement by such party will not (A) conflict with or result in a breach of any of the terms, conditions or provisions of or constitute a default under, or result in the imposition of any lien, charge or encumbrances upon any of the material properties or assets of such party pursuant to any bond, debenture, note or other evidence of indebtedness or in any material contract, indenture, mortgage, loan agreement, lease, joint venture, partnership or other agreement or instrument to which it is a party or by which it or any of its material properties is bound, or (B) result in the violation by such party of its
                                    corporate   charter   or   bylaws,   or  any
                                    violation   of   any   law,   order,   rule,
                                    regulation,  writ,  injunction  or decree of
                                    any governmental  instrumentality  or court.
                                    No consent, approval, authorization or order
                                    of any  governmental  agency  or court or of
                                    any  other   person  is  required   for  the
                                    execution, delivery or performance of this Agreement by such party, except for those which have been heretofore obtained;

                           (v) there is not now pending or, to the best knowledge of such party, threatened any action, suit or proceeding to which such party is a party before or by any court or governmental agency or body, which might result in any material adverse change in the condition (financial or other), business or prospects of such party or performance of this Agreement, or might materially and adversely affect the properties or assets of such party or performance of this Agreement;

                           (vi) such party has the full and complete authority to enter into this Agreement and to perform in all respects the obligations required to be performed by it pursuant to this Agreement; and

                           (vii) such party is not bound by, nor will it during the Term enter into any agreement that would prevent or materially interfere with the performance by such party of the material terms and conditions of this Agreement.

                  (b) In addition, Client hereby represents and warrants to Producer that:

                           (i) it has the full, unrestricted and exclusive right to acquire, publish, distribute, license, sell and exploit the Product, and will continue to possess such rights during the Term;

                           (ii) it has not granted any rights that would conflict with or derogate from the rights granted to Producer hereunder;

                           (iii)    the  Product  is safe  and  efficacious  and
                                    Client  possesses   competent  and  reliable
                                    evidence to such effect;

                           (iv) all statements and claims made in the Infomercial concerning the Product will be supported by appropriate testing, case histories and laboratory documentation, if applicable, all of which are in the possession of Client;

                           (v) the Product is currently, and, as advertised in the Infomercial and sold to customers, will during the Term comply with all applicable federal, state and local laws, rules and regulations;

                           (vi) it owns or possesses all requisite rights to use all material patents, patent rights, inventions, trade secrets, know-how, processes, technology, trademarks, trade names, service marks, service names, copyrights and other intellectual property rights related to the Product necessary or desirable for the performance of this Agreement;

                           (vii) it has not received any notice of infringement of or conflict with, and to the best of its knowledge Client is not infringing or in conflict with, any intellectual property or other rights of others including, but not limited to, rights in patents, trade secrets, know-how, trademarks, trade names, service marks, service names, copyrights, or rights of privacy or publicity;

                           (viii) it will do everything reasonably necessary to ensure that it will at all times be in full compliance with the agreements governing its right to manufacture and distribute the Product; and

                           (ix) it is in full compliance with all the terms and conditions of such agreements, is not aware of any defaults thereunder (or of any facts or events which, with notice or the passage of time, or both, could constitute defaults) nor any basis therefor.

                  (c) Those representations and warranties made by the parties herein that by their terms are capable shall survive the expiration or other termination of the Term of this Agreement.

                  (d) Producer hereby further warrants and represents to Client that:

                           (i) it will promptly, and in good faith, carry out its obligations hereunder, and will cause to be completed and delivered to Client the final completed, edited camera masters, and all other versions of the Infomercial within One Hundred (100) days following the first payment hereunder, subject only to delays caused by Client;

                           (ii)     all monies paid  hereunder  shall  be first
                                    utilized    in   connection   with     costs
                                    relating   to   the   production   of    the
                                    Infomercial; and

                           (iii) Producer will exercise its best good faith efforts to produce the Infomercial in a professional, first class and timely manner within Budget and in accordance with the Production Schedule.

                  (e) No substantive noncustomary changes to the Infomercial content will be made by Producer to the final, approved by Client, off-line version without Client's approval other than music, graphics, and addition of CTAs.

         6.       Indemnification.

                  (a) Client agrees to indemnify, defend and hold harmless Producer, its principals, officers, directors, employees, independent contractors, agents, successors, assigns and licensees from all suits, claims, demands, damages, debt, liability, account reckoning, obligation, cost, expense, lien, action or cause of action (including, but not limited to, actual damages, punitive damages, fines and attorneys' fees, whether or not litigation is commenced) arising out of (i) the Product, (ii) the information, data and material provided by Client to Producer and all claims made by Client with respect to the Product, and (iii) any act or omission by Client in breach by Client of its warranties, representations, obligations and/or duties hereunder including, but not limited to, those related to the Product including, but not limited to, the safety and efficacy of the Product, compliance with
                  the      rules,  regulations  and  guidelines  of the  Federal
                           Trade Commission regarding false and deceptive advertising practices.

                  (b) Producer agrees to indemnify and hold Client harmless from all suits, claims, demands and other liabilities and expenses (including, but not limited to, actual damages, punitive damages, fines and attorneys' fees) arising out of the breach by Producer of, or any inconsistency with, any warranty, representation, term or condition made or agreed to herein by Producer.

                  (c) Each party shall notify the other of any demand, suit or claim promptly after the first party has been formally advised thereof. Producer and Client shall each have the right to participate in the defense thereof with an attorney of their choice at their sole expense.

                  (d) The provisions of this Paragraph 6 shall survive the expiration or other termination of the Term of this Agreement.


         7.       Termination.

                  In addition to all other rights of either party, at law or in equity, resulting from non-compliance by the other party with this Agreement, (the "Defaulting Party"), the non-Defaulting Party may terminate the Term of this Agreement upon five (5) days written notice to the other in the event of any of the following:

                  (a) A party defaults in any material respect in the performance or observance of any term, covenant or agreement contained in this Agreement (except for default with respect to Paragraph 6(a)(iii), for which no notice by Producer shall be required), and the same continues for a period of five (5) days following the receipt of said Defaulting Party of notice from the non-Defaulting Party of such non-compliance;

                  (b) Any representation or warranty made by either party herein or in connection with the execution and delivery of this Agreement shall prove to have been incorrect, when made, in any material respect; or

                  (c) (i) The institution of any proceedings by or against either party seeking relief, reorganization of such party or arrangement with its creditors under any laws relating to insolvency or bankruptcy, (ii) any general assignment for the benefit of, either party entering into a composition with, either party's creditors, (iii) the appointment, or the consenting to the appointment of, a receiver, liquidator, trustee or other custodian for all or substantially all of its assets, (iv) the liquidation, dissolution or winding up of either party's business, or (v) the entry of an order by a court of competent jurisdiction (A) finding either party to be bankrupt or insolvent, (B) ordering or approving either party's liquidation, reorganization or any alteration or modification of the rights of either party's creditors, or (C) assuming custody of, or appointing a receiver or other custodian for, all or a substantial part of either party's property.

                  (d) Force Majeure events cause a delay in production of more than 60 days.

                           In the event of termination hereunder as a result of Producer's default, in addition to any other damages at law or equity, Producer shall promptly reimburse Client for all payments received for which corresponding Production work plus pro rata Producer's fee earned had not been completed and all work product shall be delivered to Client.


          8.      Confidentiality.

                  (a) The parties recognize that during the course of performing their duties hereunder they may become aware of proprietary, confidential information concerning the other party, its products, methods, processes, billing practices, financial condition, etc., or information the other party designates as
                           confidential       (collectively        "Confidential
                           Information"). Each party agrees that it will maintain in confidence and not disclose to any third party at any time any such Confidential Information and shall not use any such information to the detriment of the other party or for any purpose not contemplated by this Agreement.

                  (b) The obligation of confidentiality set forth above shall survive the expiration or other termination of this Agreement, provided, however, that a party (the "Disclosing Party") may during the Term hereof or thereafter disclose Confidential Information to the extent required by applicable law or the order of a court of competent jurisdiction. In the event the Disclosing Party is required by applicable law or the order of a court of competent jurisdiction to disclose any Confidential Information, such party agrees to provide the other party with prompt notice of any such requirement so that the other party may seek an appropriate protective order. Failing the entry of a protective order or the receipt of a waiver hereunder, the Disclosing Party will disclose only that portion of the Confidential Information which has been required.

                  (c)      The   term   "Confidential   Information"  and   the
                           provisions of this Agreement relating thereto shall not apply to any information which:

                           (i) becomes generally available to the public, other than as a result of a disclosure in violation of this Agreement;

                           (ii) was available, or becomes available, on a non-confidential basis from a source other than either of the parties hereto, their clients, or their representatives;

                           (iii)    is developed independently and is not  based
                                    upon   or   derived    from     Confidential
                                    Information.

         9.       Force Majeure.

                  Producer may suspend the performance of its obligations hereunder in the event of any of the following contingencies, if by reason of any such contingency, Producer is materially hampered in the performance of its obligations under this Agreement or such performance becomes impossible or commercially impracticable: acts of God, fire, catastrophe, labor disagreement, acts of government, its agencies or officers, any order, regulation, ruling or action of any labor union or association affecting Producer or the industry in which it is engaged, delays in the delivery of materials and supplies, delays caused by non-celebrity retained by Client, persons giving testimonials arranged by Client, or celebrities (including, but not limited to, failure to timely appear and failure to perform satisfactorily), or any other cause not fully within Producer's control; provided however, if such delay is more than sixty (60) days Client may terminate per terms in paragraph 7d.


         10.      Insurance.

                  Client will obtain and maintain at its sole expense during the Term hereof and for a period of one (1) year thereafter a comprehensive general liability and product liability insurance policy with minimum limits of One Million Dollars ($1,000,000.00) per incident and Two Million Dollars ($2,000,000.00) in the aggregate, with no deductible, naming Producer and its respective officers, directors, and employees as additional insured. Such insurance policy shall provide that it cannot be canceled or modified without the insured first giving Producer thirty (30) days prior written notice. Client will furnish Producer with a true and legible copy of the insurance certificate upon demand. Producer acknowledges that it will maintain insurance during the term equivalent to that indicated in Exhibit C.


         11.      Assignment.

                  Neither party may assign any right or delegate any duty hereunder without the express prior written consent of the other, which consent shall not be unreasonably withheld. The prohibition shall not prevent any party from contracting with third parties for services to be provided in furtherance of the performance required of each under this Agreement. No assignment shall be valid unless the assignee assumes in writing all the obligations of the assignor hereunder.


         12.      Disputes.

                  All disputes between the parties to this Agreement shall be settled in the City of Los Angeles, State of California, by a panel of three (3) arbitrators (one selected by each party and the third selected by the two selected arbitrators) under the then-current Commercial Arbitration Rules established by the American Arbitration Association. Any arbitration award may be entered as a judgment or order in any court of competent jurisdiction.


         13.      Notices.

                  Any notice required by or provided pursuant to this Agreement shall be given in writing by Certified Mail, Return Receipt Requested, or any professional delivery service that requires a signed, written receipt confirming delivery of the envelope or package containing the notice. Such notice shall be addressed to the person signing this Agreement at the address indicated on the first page of this Agreement, or at such other address as shall be provided by notice.


         14.      General Provisions.

                  (a) This Agreement constitutes the entire understanding and agreement of the parties with respect to its subject matter and supersedes any and all prior understandings and agreements.

                  (b) This Agreement shall be governed by and interpreted in accordance with the laws of the State of California applicable to contracts made in and wholly to be performed therein.

                  (c) This Agreement may not be amended or modified except in a written instrument signed by the party against whom enforcement is sought.

                  (d) Subject to any restrictions on transferability contained in this Agreement, this Agreement shall be binding upon and inure to the benefit of the parties
                           and  their  respective   successors-in-
                           interest and permitted assigns. Nothing contained in this subparagraph 14(d) shall create any rights enforceable by any person not a party to this Agreement, except for the rights of successors-in-interest and permitted assigns of each party hereto, unless such rights are expressly granted in this Agreement to other specifically identified persons.

                  (e) Paragraph headings are used for convenience and are not to be interpreted as part of this Agreement.

                  (f) The parties to this Agreement are acting as independent contractors and nothing herein shall be construed as creating a partnership or other joint business venture. Neither party has the authority to act on behalf of or bind the other except as expressly set forth herein.

                  (g) In the event that any provision of this Agreement is held to be unenforceable or contrary to law, then the Agreement shall be interpreted, to the extent possible, without such provision.

                  (h)      Each party shall execute and deliver all  instruments
                           and   documents  and  take  all  actions  as  may  be
                           reasonably required to effectuate this Agreement.

                  (i) In the event of any dispute between the parties to enforce or interpret the provisions of this Agreement, the prevailing party in such action shall be entitled to recover from the other party all reasonable costs, expenses and attorney's fees, and costs actually incurred relating to or arising from such action.

                  (j) No waiver by a party of any provision of this Agreement shall operate as, or be deemed to be, a continuing waiver of such provision or a waiver of any similar or dissimilar provision, unless such waiver is contained in a written instrument signed by the party against whom enforcement is sought.

                  (k) Time and strict punctual performance are of the essence with respect to provisions herein concerning payment and approvals and the Production Schedule and Producer's efforts.

                  (l) Each party shall be responsible for the reporting and payment of its own federal, state, and local taxes and licenses.

                  (m) Each of the parties hereto represents and agrees with the other that (i) it has been represented by independent counsel of its own choosing, (ii) it has had the full right and opportunity to consult with its respective attorneys and other advisers and has availed itself of this right and opportunity, (iii) its authorized officers have carefully read and fully understand this Agreement in its entirety and have had it fully explained to them by such party's counsel, (iv) each is fully aware of the contents hereof and its meaning, intent and legal effect, and (v) its authorized officer is competent to execute this Agreement and has executed this Agreement free from coercion, duress and undue influence. Each party and its counsel cooperated in the drafting and preparation of this Agreement, and the documents referred to herein. Accordingly, any rule of law, including, but not limited to, California Civil Code Section 1654, or any legal decision that would require interpretation of any ambiguities in this Agreement against the party that drafted it, is of no application and is hereby expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effectuate the intentions of the parties hereto.

                  (n) This Agreement shall become effective as of the Effective Date, provided it has been executed by all the parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.


SCRIPT TO SCREEN, INC.                  DYNAMIC INTERNATIONAL, LTD.
a California Corporation                a New York Corporation

"Producer"                              "Client"

By:                                     By: Marton B. Grossman

Title: Chief Operating Officer          Title: President

Date:  5/7/98                           Date: 5/7/98

                                   Exhibit "A"

                         Budget and Production Schedule

                        Rotaflex Production Estimate #1E N/V
                                   March 20, 1998
Script to Screen                                      Host Talent Fees Removed.
200 N. Tustin Avenue                              Model & Voiceover Talent Fees
Suite #200                                          Included. Travel to Tucson
Santa Ana, CA 92705                                                is Included.
Tel: (714) 558-3971                                        Variance is Removed.
Fax: (714) 558-1759


   Acct#                       Category  Title                 Page                 Total
5020-00    Script Development                                   1                    $7,200
5030-00    Producer & Staff                                     1                   $45,700
5040-00    Director & Staff                                     1                   $15,000
5050-00    Talent & Casting                                     1                    $7,293
           TOTAL ABOVE-THE-LINE                                                     $75,193
5061-00    Testimonial Segments                                 2                    $6,424
5062-00    Expert/Celebrity Testimonials                        3                    $8,515
5063-00    Sculptor/Product Shoot                               3                   $12,524
5064-00    B-Roll Segments                                      4                    $8,053
5065-00    Health Club Shoot                                    5                    $5,492
5066-00    Host Shoot                                           5                   $47,054
           TOTAL PRODUCTION                                                         $88,062
5068-00    Transcriptions & Window Dubs                         7                    $1,400
5070-00    Show Offline Editing                                 7                   $14,200
5080-00    Show Online Editing                                  7                   $11,130
5081-00    Music                                                7                    $6,000
5082-00    Sound ( Post Production)                             7                    $2,380
5083-00    Duplication                                          8                      $350
5084-00    Art Direction & Graphics                             8                   $10,000
           TOTAL POST PRODUCTION                                                    $45,460
5090-00    Administrative Expenses                              8                    $1,180
5091-00    Shipping & Customs                                   8                      $675
5092-00    Unit Publicity                                       8                       $40
           TOTAL OTHER                                                               $1,895
5095       Insurance                                                                 $6,318
5096       Production Variance                                                           $0
4000       Production Fee                                                           $67,395
           TOTAL ABOVE-THE-LINE                                                     $75,193
           TOTAL BELOW-THE-LINE                                                    $135,417
           TOTAL ABOVE & BELOW-THE-LINE                                            $210,610
           GRAND TOTAL                                                             S284,324


                  Rotaflex Production Estimate #lE N/V
                             March 20, 1998
Script to Screen                                      Host Talent Fees Removed.
200 N. Tustin Avenue                              Model & Voiceover Talent Fees
Suite #200                                           Included. Travel to Tucson
Santa Ana, CA 92705                                                is Included.
Tel: (714) 558-3971                                        Variance is Removed.
Fax: (714) 558-1759


 Acct#               Description                 Amount   Units   X            Rate   Subtotal     Total
5020-00        Script Development
5020-02        Script Fees
               Script Fee (30 Minute show)            1   Flat                7,000      7,000
               Script Fee (Spots)                     0   Flat     0          2,500          0   $7,000
5020-03        Supplies & Xeroxing
               Script copies, disks, etc.                 Allow                 200        200     $200
                                                                            Total  For 5020-00   $7,200
5030-00        Producer & Staff
5030-02        Producer
               Producers                              4   Weeks               2,500    10,000   $10,000
5030-03        Associate Producer
               Associate Producer                     1   Total              10,000    10,000   $10,000
5030-05        Line Producer
               Line Producer                          4   Weeks               1,500     6,000    $6,000
5030-06        Prod. Coordinator
               Production Coordinator                 6   Weeks               1,000     6,000    $6,000
5030-07        Assist. to Producer/Client Serv.
               A.P./Client Services                   4   Weeks                 750     3,000    $3,000
5030-08        Prod. Assistants
               Key Office PA                          4   Weeks                 750     3,000
               Production Assistants                  4   Weeks                 500     2,000    $5,000
503-           Total Fringes
                    STS PayTx                     19.0%                      30,000     5,700    $5,700
                                                                           Total  For 5030-00   $45,700
5040-00        Director & Staff
5040-01        Director
               Prep/Production Time                       Allow              15,000    15,000   $15,000
                                                                           Total  For 5040-00   $15,000
5050-00        Talent & Castlng
5050-04        Talent- Models
               Model, AFTRA                      0 . Days                       420         0
               Model, Non-Union                       1    Day      5           500     2,500
               Model, Non-Union                       1    Day      5           350     1,750    $4,250
5050-10        Voice Over Artists
               Voice Over, AFTRA                      1    Session  0           448         0
               Voice Over, Non-Union                  1    Session              700       700      $700



 Acct#          Description                   Amount  Units  X     Rate        Subtotal  Total
5050-00   Talent & Casting (CONT'D)
5050-50   Casting
          Casting Director                      4     Days              275       1,100
          Casting Facilities                    1      Day              500         500     $1,600
5050-70   Agents Fee - Commissions
          Hosts - Non-union                     15      %    0        8,000           0
          Guests - Non-union                    15      %    0            0           0
          Actors - Non-union                    15      %    0            0           0
          Models - Non-union                    15      %    5          500         375
          Models- Non-union                     15      %    5          350         263
          Featured Extras - Non-union           15      %    0            O           0
          Extras - Non-union                    15      %    0            0           O
          Minors - Non-union                    15      %    0            O           0
          Stunt Players - Non-union             15      %    0            0           0
          Stand-ins - Non-union                 15      %    0            0           0
          V.O. Artist- Non-union                15      %               700         105
          Hosts - Union                         10      %    0            O           0
          Guests - Union                        10      %    0            0           0
          Actors - Union                        10      %    0          896           0
          Models - Union                        10      %    0            0           0
          Featured Extras - Union               10      %    0            0           0
          Extras - Union                        10      %    0          100           0
          Minors - Union                        10      %    0            O           0
          Stunt Players - Union                 10      %    0            0           0
          Stand-ins - Union                     10      %    0            0           0
          V.O. Artist - Union                   10      %    0          448           0     $743
                                                                     Total  For  5050-00  $7,293

          TOTAL ABOVE-THE-LINE                                                           $75,193
5061-00   Testlmonlal Segments
5061-02   Crew
          DP/ Camera Operator                   1      Day   2          500       1,000
          Grip                                  1      Day   2          350         700
          Local Audio                           1      Day              400         400
          Local Make-up Artist          .       1      Day              400         400
          Production Assistants                 1      Day   2          150         300   $2,800
5061-03   Equipment
          Betacam Package                       1      Day              600         600
          DV Cam Package                        1      Day              250         250
          Lighting/Grip Equipment               1      Day              400         400
          Audio Package for Video               1      Day              200         200   $1,450
5061-04   Locations/Permits
          Local Location Fee                    1     Flat            1,000       1,000   $1,000
5061-05   Raw Stock, Processing
          Betacam-SP 30 Min. Cassettes          10    Rolls              32         320
          DV Cam. Cassettes                     3     Rolls              25          75     $395
5061-10   Crew Lunch



   Acct#       Description                    Amount  Units   X     Rate        Subtotal  Total

5061-00   Testimonial Segments (CONT'D)
5061-10   Crew Lunch (CONT'D)
          Local Crew Lunches                    12     Each             12         144      $144
5061-15   Craft Services
          Craft Services                        12     Each              6          72       $72
506-      Total Fringes
              STS PayTx                         19.0%                2,800         532
              O.C. SalesTax                     7.75%                  395          31      $563

                                                                      Total  For 5061-00  $6,424
5062-00   Expert/Celebrity Testimonials
5062-02   Crew
          DPI/ Camera Operator                   1    Day              400         400
          DP/ Camera Operator                    1    Day              400         400
          Grip                                   1    Day    2         350         700
          Local Audio                            1    Day              400         400
          Local Make-up Artist                   1    Day              400         400
          Production Assistants                  2    Days   2         150         600    $2,900
5062-03   Equipment
          Betacam Package                        1    Day              600         600
          DV Cam Package                         1    Day              250         250
          Lighting/Grip Equipment                1    Day              500         500
          Audio Package for Video                1    Day              200         200    $1,550
5062-05   Raw Stock, Processing
          Betacam-SP 30 Min. Cassettes          10    Rolls             32         320
          DV Cam Cassettes                       5    Rolls             25         125      $445
5062-08   Travel & Lodging
          Airfares (multi-stop)                  3    FT               350       1,050
          Hotels                                 3    Nights 3         100         900
          Tips                                   0    Days              25           0
          Per Diem                               3    Days   3          35         315    $2,265
5062-09   Ground Transportation
          Airport Trans.                         0    Allow            100           0
          Rental Cars                            3    Days              70         210
          Mileage                                     Allow            200         200      $410
5062-10   Crew Lunch
          Local Crew Lunches                    10    Each   2          12         240      $240
5062-10   Craft Services
          Craft Services                        10    Each   2           6         120      $120
506-      Total Fringes
               STS PayTx                      19.0%                  2,900          551
               O.C. Sales Tax                 7.75%                    445           34     $585

                                                                      Total  For 5062-00  $6,515
5063-00   Sculptor/Product Shoot
5063-02   Crew
          DP/Camera Operator                    1     Day              750          750
          Gaffer                                1     Day              450          450



 Acct#          Description               Amount      Units    X     Rate       Subtotal  Total

5063-00   Sculptor/Product Shoot (CONT'D)
5063-02   Crew (CONT'D)
          Gnp                                1        Day     2         350       700
          Make-up Artist                     1        Day               400       400
          Wardrobe                         1.5        Days              400       600
          Prop Master                        3        Days              500     1,500
          Production Assistants              1        Day     3         150       450     $4,850
5063-03   Equipment
          Betacam Package                    1        Day               850       850
          Jib                                1        Day               850       850
          Generator                          1        Day               750       750
          Lighting/Grip Equipment            1        Day               700       700     $3,150
5063-04   Locations/Permits
          Local Location Fee                 1        Flat            1,500     1,500
          Permit                             1        Flat              400       400     $1,900
5063-05   Raw Stock, Processing
          Betacam-SP 30 Min. Cassettes       4        Rolls              32       128       $128
5063-06   Art/Props Materials
          Allowance Each Location            1        Flat            1,000     1,000     $1,000
5063-07   Wardrobe
          Wardrobe Allowance                          Allow             250       250       $250
5063-10   Crew Lunch
          Local Crew Lunches                15        Each               15       225       $225
5063-15   Craft Service
          Craft Services                    15        Each                6        90        $90
506-      Total Fringes
               STS PayTx                 19.0%                        4,850       922
               O.C. Sales Tax            7.75%                          128        10       $931
                                                                     Total  For 5063-00  $12,524
5064-00   B-Roll Scgments
5064-02   Crew
          DP/ Camera Operator                 1       Day               750       750
          Grip                                1       Day     2         350       700
          Local Make-up Artist                1       Day               400       400
          Wardrobe                            2       Days              400       800
          Production Assistants               1       Day     2         150       300
          Art PA                              2       Days              200       400     $3,350
5064-03   Equipment
          Betacam                             1       Day               600       600
          Dolly                               1       Day               350       350
          Lighting/Grip  Equipment            1       Day               500       500     $1,450
5064-04   Locations/Permits
          Local Location Fee                  1       Flat            1,000     1,000     $1,000
5064-05   Raw Sock, Processing
          Beta Tapes                         10       Rolls              32       320       $320
5064-06   Art/Props Materials
          Allowance Each Location             1       Flat              500       500       $500



   Acct#        Dcscription                   Amount  Units     X   Rate        Subtotal   Total
5064-00   B-Roll Segments (CONT'D)
5064-07   Wardrobe
          Wardrobe Allowance                          Allow           300        300        $300
5064-09   Ground Transportation
          Airport Trans.                           0  Allow           100          0
          Renlal Cars                              0  Cities           70          0
          Mileage                                     Allow           200        200        $200
5064-10   Crew Lunch
          Local Crew Lunches                      15  Each             12        180        $180
5064-15   Craft Services
          Craft Services                          15  Each              6         90         $90
506-      Total Fringes
               STS PayTx                 19.0%                      3,350        637
               LA SalesTax               8.25%                        320         26        $663
                                                                      Total  For 5064-00  $8,053
5065-00   Health Club Shoot
5065-02   Crew
          DP/ Camera Operator                      1     Day          500        500
          Grip                                     1     Day    2     350        700
          Local Audio                              1     Day          400        400
          Local Make-up Artist                     1     Day          400        400
          Production Assistants                    1     Day    2     150        300      $2,300
5065-03   Equipment
          Betacam Package                          1     Day          600        600
          Lighting/Grip Equipment                  1     Day          400        400
          Audio Package for Video                  1     Day          200        200      $1,200
5065-04   LocationslPermits
          Local Location Fee                       1     Flat       1 000      1,000      $1,000
5065-05   Raw Stock Processing

          Betacam-SP 30 Min. Cassettes            10     Rolls         32        320        $320
5065-10   Crew Lunch
          Local Crew Lunches                      10     Each          15        150        $150
5065-15   Craft Services
          Cralt Services                          10     Each           6         60         $60
506-      Total Fringes
                STS PayTx                19.0%                      2 300        437
                O.C. Sales Tax           7.75%                        320         25        $462
                                                                      Total  For 5065-00  $5,492
5065-00   Health Club Shoot
5066-02    Crew
           A.D.                                  1.5     Days         450        675
           Script Supervisor                     1.5     Days         450        675
           DP                                      3     Days         750      2,250
           Camera Operator Video                   1     Day     2    400        800
           VC                                      1     Day          400        400
           Gaffer                                  2     Days         450        900



 Acct#    Description                         Amount  Units     X   Rate        Subtotal  Total
5065-00   Health Club Shoot
5066-00   Host Shoot (CONT'D)
5066-02   Crew (CONT'D)
          Best Boy Electric                    2      Days            425         850
          Electrician                          2      Days            375         750
          Key Grip                             2      Days            450         900
          Best Boy Grip                        2      Days            425         850
          Grip                                 2      Days            375         750
          Swing Grip                           2      Days            350         700
          Audio Recordist                      2      Days            400         800
          A-2                                  1      Day             300         300
          Make-up                              1      Day             400         400
          Wardrobe                             3      Days            400       1,200
          Production Assistants                2      Days     4      150       1,200
          Prop Master                          2      Days            500       1,000     $15,400
5066-03   Equipment
          BetaCams                             1      Day      2    1,000       2,000
          Video Equip                          1      Day             500         500
          Lighting/Grip  Equipment             2      Days          2,500       5,000
          Grip Truck                           2      Days            450         900
          Generator                            2      Days            750       1,500
          Audio Package for Video              2      Days            200         400
          Wireless Mics                        4      Each     2       60         480
          Jib Rental                           1      Day             500         500
          Media Logger                         1      Day              50          50
          Radios                               2      Days     8       20         320
          Teleprompter                         1      Day             500         500
          Comtex                               2      Each             15          30
          Lighting Expendables                 1      Total           500         500
          Audio Expendables                    1      Total            50          50     $12,730
5066-05   Raw Stock, Processing

          Betacam-SP 30 Min. Cassettes        12      Rolls    2       32         768        $768
5066-06   Art/Props Materials
          Prop Rental                                 Allow         5,000       5,000      $5,000
5066-07   Wardrobe
          Wardrobe Allowance                          Allow         1,000       1,000      $1,000
5066-08   Travel  Lodging
          Airfares (multi-stop)                0      R/T           1,400           0
          Hotels                               1      Nights   6      150         900
          Tips                                 0      Days             25           0
          Traveling Crew Members               0      Days     0       50           0        $900
5066-10   Locations/Permits
          Location Scouting                    0      Days            450           0
          Location Fees                        2      Days          2,500       5,000
          Permits                              1      Day             450         450
          Location Expenses                    1      Day             500         500
          Security                             2      Days            200         400      $6,350
5066-80   Crew Lunch
          Crew Lunch                           2      Days    40       18       1,440      $1,440



 Acct#         Description                    Amount  Unlts  X      Rate        Subtotal  Total
5065-00   Health Club Shoot
5066-00   Host Shoot (CONT D)
5066-80   Crew Meals
          Craft Services                         2      Days   40        6        480       $480
506-      Total Fringes
              STS PayTx                       19.0%                 15,400      2,926
              O.C. Sales Tax                  7.75%                    768         60     $2,986
                                                                    Total  For  5066-00  $47,054

         TOTAL PRODUCTION                                                                $88,062
5065-00   Health Club Shoot
5068-00   Transcriptions & Window Dubs
5068-10   Transcriptions
          Transcriber                          40      Hours            25      1,000    $1,000
5068-50   VHS Dubs & Viewing Copies
          VHS Window Dubbing costs                     Allow           400        400      $400

                                                                    Total For 5068-00    $l,400
5065-00   Health Club Shoot
5070-00   Show Offline Editing
5070-01   Off-Line Editing
          AVID Digitzing/Editing               14      Days         1,000       14,000  $14,000
5070-02   Off-Line Tape Stock
          Off-line Tape Stock                          Allow          200          200     $200

                                                                   Total  For 5070-00   $14,200
5065-00   Health Club Shoot
5080-00   Show Online Editing
5080-11   On-Line Editing
          On-line to D-2 Master                 7        Days        1,560      10,920  $10,920
5080-12   On-Line Tape Stock
          D-2 Blacked & Coded Stock            30     Minutes            4         120
          1" Blacked & Coded Stock             30     Minutes            3          90
          Beta-SP Blacked & Coded Stock         0     Minutes            2           0     $210

                                                                   Total  For  5080-00  $11,130
5065-00   Health Club Shoot
5081-00   Music
5081-10   Original Music Score
          Estimate                                    Allow          6,000      6,000    $6,000

                                                                   Total  For 5081-00    $6,000
5065-00   Health Club Shoot
5082-00   Sound ( Post Productlon)
5082-01   Lay Over/Lay Back
          D-2 to One-inch                      21     Passes           140        280      $280
50B2-10   Sweetening/Mix.
          Sweetening/Mix-down                  21     Hours            150      1,800    $1,800
5082-60   V.O. Recording Time
          Recording Session time               21     Hours            150        300      $300
                                                                   Total  For  5082-00   $2,380


 Acct#     Description                        Amount  Units  X      Rate        Subtotal  Total
5065-00   Health Club Shoot
5083-00   Duplication
5083-01   Misc. Duplication
              1"  Dubs                           1     Each           170         170
              3/4" Dubs                          1     Each            80          80
              VHS Dubs                           4     Each            25         100        $350
                                                                 Total   For   5083-00       $350
5065-00   Health Club Shoot
5084-00 Art Direction & Graphics
5084-01 Art Direction Personnel
        Art Direction  Supervision                     Allow        5,000       5,000      $5,000
5084-02 Animation
        Animation                                      Allow        5,000       5,000      $5,000
                                                                 Total     For 5084-00    $10,000
5065-00   Health Club Shoot
5090-00   Administrative Expenses
5090-01   Messengers/Couriers
          Allowance                               6    Runs                 30    180        $180
5090-08   Telephone/Fax/Cellular
          Telephone / Fax                         6    Weeks                100   600
          Cellular time                           2    Weeks                150   300        $900
5090-50   Office Supplies/Postage
          Allowance                                                    Total For 5090-0O   $1,180
5065-00   Health Club Shoot
5091-00   Shipping & Customs
5091-01    Fed Ex
              Allowance                          30    Packs               22.5   675       $675
                                                                      Total  For   5091-00  $675
5065-00   Health Club Shoot
5092-00   Unit Publicity
5092-20   NIMA Copies
          NIMA Dubs                                1   Each                 401    401       $40
                                                                       Total  For   5092-00  $40
5065-00   Health Club Shoot
              TOTAL OTHER                                                                 $1,895

 5095         Insurance                                                                   $6,318

 5096         Production Variance                                                             $0

 4000         Production Fee                                                             $67,395



Acct#       Description     Amount  Units  X     Rate    Subtotal    Total
       TOTAL ABOVE-THE-LINE                                          $75,193
       TOTAL BELOW-THE-LINE                                          $135,417
       TOTAL ABOVE & BELOW-THE-LINE                                  $210,610
       GRAND TOTAL                                                   $284,324


                                   Exhibit "B"

                                    Affidavit
                                  (Testimonial)


For valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, I hereby give Dynamic International, LTD. and Script to Screen, Inc. their representatives, assigns, employees, and any person, corporation, or entity acting under their permission or authority or for whom they might hereafter referenced (collectively the foregoing are referred to as "Affiliates"), the right and permission to publish, reproduce, distribute, and /or otherwise use my name, any still or moving photographic image or sound recording of me or my minor child, in whole or in part (the "Performance"), and any statement or endorsement (including any letter or photograph), or any portions thereof (the "Testimonial"), made by me or my minor child regarding or related to the product known as "Spalding Rotaflex" (the "Product") in such manner, for such purposes and with such frequency as they shall determine in their sole discretion without further compensation or consideration to me and without further authorization by me. I further acknowledge that the Performance and/or Testimonial shall constitute the sole property of Dynamic International, LTD.

I also affirm (1) that any statements or endorsement made by me in the Performance and/or Testimonial are factually accurate and represent my honest opinions, findings, beliefs, or experiences, (2) that I was not compensated in exchange for my endorsement but I have received a nominal, if any, reimbursement for my time and expenses, and (3) that there exists no material connection between myself and Dynamic International, LTD.

I hereby waive all rights of inspection or approval with regard to any recording, taping, reproduction, proposed printed, audio or video publication and/or other use of my name, the Performance and Testimonial. I also hereby release, discharge and agree to hold harmless Dynamic International, LTD., Script to Screen, Inc. and their Affiliates from and against any and all liability resulting from their use of my name, the Performance, and Testimonial or related to my use of the Product.

I hereby warrant that I am over eighteen years of age, and competent to contract in my own name. I have read this release and affidavit before affixing my signature below, and warrant that I fully understand the contents thereof.

                        ---------------------------------------------------
                        Name                                           Date

                        ---------------------------------------------------
                        Address                                   Telephone

                        ---------------------------------------------------
                        City                   State                    Zip

                        ---------------------------------------------------
                        Social Security Number

                                       18